Exhibit 10.2

Execution Version

MACDONALD, DETTWILER AND ASSOCIATES LTD.

$250,000,000 4.31% SENIOR SECURED NOTES DUE 2024

NOTE PURCHASE AGREEMENT

As of November 2, 2012

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			Page

	10.14	Certain Acquisitions	38

	10.15	Accounts	38

11	Events Of Default		38

12	Remedies On Default, Etc		41

	12.1	Acceleration	41

	12.2	Other Remedies	42

	12.3	Rescission	42

	12.4	No Waivers or Election of Remedies, Expenses, Etc	42

13	Tax Indemnification		43

14	Registration; Exchange; Substitution Of Notes		46

	14.1	Registration of Notes	46

	14.2	Transfer and Exchange of Notes	46

	14.3	Replacement of Notes	46

15	Payments On Notes		47

	15.1	Place of Payment	47

	15.2	Home Office Payment	47

16	Expenses, Etc		48

	16.1	Transaction Expenses	48

	16.2	Certain Taxes	48

	16.3	Survival	48

17	Survival Of Representations And Warranties; Entire Agreement		49

18	Amendment And Waiver		49

	18.1	Requirements	49

	18.2	Solicitation of Holders of Notes	49

	18.3	Binding Effect. Etc	50

	18.4	Notes Held by Company, Etc	50

19	Notices		50

20	Reproduction Of Documents		51

21	Confidential Information		51

22	Substitution of Purchaser		52

23	Miscellaneous		53

	23.1	Successors and Assigns	53

(continued)

			Page

	23.2	Payments Due on Non-Business Days; Payment Currency	53

	23.3	Accounting Terms	53

	23.4	Severability	54

	23.5	Construction, Etc	54

	23.6	Counterparts	54

	23.7	Governing Law	54

	23.8	Transaction References	54

	23.9	Jurisdiction and Process; Waiver of Jury Trial	54

24	Designation of Subsidiaries		55

25	Classified Reorganization		56

26	Release of Collateral Security		57

27	Incorporation by Reference of Certain Terms		58

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Schedule A	—	Purchaser Schedule
Schedule B	—	Defined Terms
Schedule C	—	Certain Permitted Liens
Schedule 4.2(c)	—	Collateral Documents
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.6	—	Required Consents, Etc.
Schedule 5.7	—	Governmntal Authorizations, Etc.
Schedule 5.15	—	Existing Debt

Exhibit 1	—	Form of Note
Exhibit 4.2(b)	—	Form of Multiparty Guaranty
Exhibit 4.2(d)	—	Form of Intercreditor Agreement
Exhibit 4.2(j)(i)	—	Form of Opinions of Special Canadian Counsel to the Credit Parties and MDA Pledgors
Exhibit 4.2(j)(ii)	—	Form of Opinions of Special U.S. Counsel to the Credit Parties and MDA Pledgors
Exhibit 4.2(j)(iii)	—	Form of Opinion of Special Ontario Counsel to certain Credit Parties

MACDONALD, DETTWILER AND ASSOCIATES LTD.,

13800 Commerce Parkway

Richmond, B.C.

Canada V6V 2J3

As of November 2, 2012

To Each of the Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

MacDonald, Dettwiler and Associates Ltd., a corporation incorporated under the Canada Business Corporations Act (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each a “Purchaser” and, collectively, the “Purchasers”) as follows:

1	AUTHORIZATION OF NOTES.

The Company will authorize the issuance and sale of $250,000,000 aggregate principal amount of its 4.31% Senior Secured Notes due 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2	SALE AND PURCHASE OF NOTES

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3	CLOSING.

The closing of the sale and purchase of the Notes to be purchased by each Purchaser hereunder (the “Closing”) shall occur at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California 94111 on November 2, 2012 (the “Closing Date”) not later than 10:00 a.m. California time. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the instructions of the Company set forth in the Flows of Funds Memorandum. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4	CONDITIONS PRECEDENT.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or on the Closing Date, of the following conditions:

4.1 Material Debt Documents.

The Company shall have delivered to such Purchaser copies of the Material Debt Documents (including all amendments and other modifications thereto through the Closing Date), accompanied by an Officer’s Certificate certifying, as of the Closing Date, such copies as being true, correct and complete copies of such Material Debt Documents.

4.2 Certain Documents.

Such Purchaser shall have received the following, each dated as of the Closing Date:

(a) the Note(s) to be purchased by such Purchaser;

(b) the Multiparty Guaranty, dated as of the Closing Date, made by the Credit Parties (other than the Company) in favor of the holders from time to time of the Notes, in the form of Exhibit 4.2(b) (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty”);

(c) the security agreements, pledge agreements, deeds of trust, debentures, mortgages and other similar agreements or documents set forth in Schedule 4.2(c) from the Credit Parties and the MDA Pledgors (such agreements, together with all other instruments and documents related to any of the foregoing, and all other items of security given to the Collateral Agent or any of the Secured Parties at any time and from time to time to secure the Secured Obligations, each as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Documents”);

(d) the Intercreditor Agreement, dated as of the Closing Date, among each of the parties listed therein in the form of Exhibit 4.2(d) (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

(e) a flow of funds memorandum, dated as of the Closing Date, from the Company, directing the wiring of proceeds of the Notes and the loans to be made under the 2012 Credit Agreement on the Closing Date (the “Flow of Funds Memorandum”);

(f) an Officer’s Certificate from the Company, (i) certifying (A) that the conditions specified in Sections 4.5, 4.6 and 4.7 have been fulfilled, and (B) that all conditions precedent in the Purchase Agreement to the consummation of the Acquisition (other than payment of the cash consideration from the proceeds of the Notes and the concurrent advancing of funds on the Closing Date under the 2012 Credit Agreement) have been satisfied or waived in compliance with the requirements of this Agreement, and (ii) attaching thereto true, correct and complete copies of the final, fully executed Purchase Agreement and each of the other principal “Transaction Documents” (as defined in the Purchase Agreement) that are executed and delivered prior to, or concurrently with, the consummation of the Acquisition;

(g) certified copies of the resolutions of the applicable governing bodies of each Credit Party and MDA Pledgor, authorizing the execution and delivery of the Transaction Documents to which such Person is a party and the issuance of the Notes (in the case of the Company), and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Notes and the other Transaction Documents;

(h) a certificate of the Secretary or an Assistant Secretary and one other officer of each of the Credit Parties and the MDA Pledgors, certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents and the other documents to be delivered hereunder;

(i) certified copies of the articles or certificate of incorporation (or similar charter document) and by-laws (or similar document) of each Credit Party and MDA Pledgor;

(j) favorable opinions of (i) Farris, Vaughan, Wills & Murphy LLP, special Canadian counsel for the Credit Parties and the MDA Pledgors satisfactory to such Purchaser and substantially in the form of Exhibit 4.2(j)(i), and (ii) Perkins Coie LLP, special U.S. counsel for the Credit Parties and the MDA Pledgors satisfactory to such Purchaser and substantially in the form of Exhibit 4.2(j)(ii); and (iii) Osler, Hoskin and Harcourt LLP, special Ontario counsel for certain Credit Parties satisfactory such Purchasers and substantially in the form of Exhibit 4.2(j)(iii) (the Company hereby directs each such applicable counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion);

(k) a favorable opinion of Bingham McCutchen LLP, special counsel for the Purchasers, as to such matters incident to the matters herein contemplated as such Purchaser may reasonably request;

(l) a good standing or similar certificate (where applicable) for each Credit Party and MDA Pledgor from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date, and such other evidence of the status of such Person as such Purchaser may reasonably request;

(m) copies of public record searches, dated as of a recent date, listing all effective UCC financing statements or PPSA registrations, as the case may be, which name any of SS/L, the other Credit Parties and the MDA Pledgors (under its present name and, where applicable, under names used within the previous five (5) years) as debtor and which are filed in the applicable public offices of each jurisdiction in which any such Credit Party or MDA Pledgor, as the case may be, is organized or has its chief executive office or property located therein, together with copies of such UCC financing statements;

(n) evidence that (i) the Company’s existing C$100 million credit facility shall have been cancelled prior to, or substantially concurrently with, the Closing, and (ii)    SS/L’s existing credit facilities under the SS/L Credit Agreement and related loan documents shall have been cancelled and any guarantees and security interests related thereto shall have been released and discharged prior to, or substantially concurrently with, the Closing;

(o) a compliance certificate signed by a Senior Financial Officer, including calculations demonstrating compliance with Sections 9.12 and 10.9 based on the fiscal quarter of the Company ended June 30, 2012, on a pro forma basis after giving effect to the Acquisition; and

(p) additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

4.3 Perfection of Liens.

All registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by the Collateral Documents (subject only to Permitted Liens) shall have been completed (or arrangements satisfactory to the Purchasers for the foregoing shall have been made); provided that, to the extent any Collateral (including the creation or perfection of any Lien) is not or cannot be provided on the Closing Date (other than (i) the pledge and perfection of Collateral with respect to which a security interest may be perfected solely by the filing of financing statements under the UCC or PPSA of any jurisdiction, (ii) the pledge and perfection of security interests in the equity interests of Designated Subsidiaries with respect to which a Lien may be perfected upon closing by the delivery to the Collateral Agent of one or more share certificates, and (iii) the filing of a short-form intellectual property filing with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as the case may be) after the Company’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing, but may instead be provided within 90 days after the Closing Date, subject to such extensions as are reasonably agreed by the Purchasers.

4.4 [Intentionally Omitted.]

4.5 Representations and Warranties.

The representations and warranties of the Credit Parties and the MDA Pledgors in this Agreement and in the other Transaction Documents shall be correct when made and as of the Closing Date, both immediately before and immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated hereby.

4.6 Performance; No Default.

Each of the Credit Parties and the MDA Pledgors shall have performed and complied with all agreements and conditions contained in this Agreement and the other Transaction Documents required to be performed or complied with by it prior to or on the Closing Date, and both immediately before and immediately after giving effect to the consummation of the Acquisition and the other transactions contemplated hereby (including, without limitation, the application of the proceeds of the Notes as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

4.7 Changes in Structure.

Except as otherwise permitted under this Agreement or as contemplated by the Acquisition Documents, none of the Credit Parties or the MDA Pledgors shall have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Section 5.5.

4.8 Purchase Permitted By Applicable Law, Etc.

On the Closing Date, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.9 Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

4.10 Agent for Service of Process.

The Company shall have delivered to such Purchaser written evidence of the acceptance by CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011 of the appointment and designation provided for by Section 23.9(e) for the period from the Closing Date through the date that is one year after the maturity date of the Notes (and the payment in full of all fees in respect thereof).

4.11 Consents.

Such Purchaser shall have received evidence satisfactory to it that all government, contractual and other third-party approvals and consents, if any, necessary to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been obtained.

4.12 Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing Date the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.2(k) to the extent reflected in the Flow of Funds Memorandum.

4.13 Financial Statements.

Such Purchaser shall have received (i) the audited Consolidated financial statements of the Company for the fiscal year ended December 31, 2011, (ii) the unaudited Consolidated financial statements of each of the Company and SS/L for the fiscal quarter ended June 30, 2012, and (iii) a pro forma post-closing Consolidated balance sheet of the Company based on the audited Consolidated financial statements of the Company for the period ended on December 31, 2011 and adjusted, among other things, to give effect to the consummation of the Acquisition, the incurrence of the Debt under the Notes and the 2012 Credit Agreement.

4.14 Funding Instructions.

At least three (3) Business Days prior to the Closing Date, such Purchaser shall have received written instructions signed by a Responsible Officer of the Company on letterhead of the Company confirming funding information (also to be set forth in the Flow of Fund Memorandum) for the Notes, including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.15 Acquisition.

The Acquisition shall have been consummated, or substantially concurrently with the Closing hereunder shall be consummated, in accordance with the Purchase Agreement and no provision of the Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Purchasers without the consent of the Purchasers (it being understood (i) that any modification, amendment, consent, waiver or determination in respect of the definition of “Material Adverse Effect” in the Purchase Agreement shall be deemed to be material and adverse to the interest of the Purchasers, (ii) that any reduction of less than 10% (for greater certainty, exclusive of reductions in price in accordance with section 2.4 of the Purchase Agreement) in the amount of the purchase price shall not be deemed to be material and adverse to the interest of the Purchasers.

4.16 Closing Under 2012 Credit Agreement; Amendment to Prudential Note Agreement. The 2012 Credit Agreement and the other “Credit Facility Documents” (as defined in the 2012 Credit Agreement) and required to be executed and delivered as conditions to the initial availability of the credit facilities thereunder shall have been executed and delivered, shall contain terms and conditions reasonably satisfactory to such Purchaser, and the closing with respect to the 2012 Credit Agreement shall have occurred concurrently with or prior to the Closing on the Closing Date, pursuant to which the Company shall have received at least $600,000,000 in proceeds from fully funded loans made by the lenders thereunder (of which $250,000,000 shall be in the form of a fully funded term loan, and $350,000,000 shall be in the form of a fully funded revolving advance). The Prudential Note Agreement shall have been duly amended in form and substance reasonably satisfactory to such Purchaser.

4.17 No Material Adverse Change.

Since December 31, 2011, (i) no Material Adverse Effect shall have occurred, and (ii) no “Material Adverse Effect” (as defined in the Purchase Agreement) shall have occurred.

4.18 Proceedings and Documents.

All corporate, organizational and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5	REPRESENTATION AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser as follows, both before and after giving effect to the consummation of the Acquisition on the Closing Date:

5.1 Organization; Power and Authority.

Each Credit Party and MDA Pledgor is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Credit Party and MDA Pledgor has the requisite power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each of the Acquisition Documents and the Transaction Documents to which it is a party and to perform the provisions of each such document.

5.2 Authorization, Etc.

This Agreement, the Notes, the other Transaction Documents and the Acquisition Documents to which any Credit Party or any MDA Pledgor is a party have been duly authorized by all necessary action on the part of such Credit Party or MDA Pledgor, as the case may be, and each of this Agreement, the other Transaction Documents (other than the Notes) and the

Acquisition Documents constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Credit Party and MDA Pledgor that is party to such document enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Disclosure.

This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company, the other Credit Parties or the MDA Pledgors in connection with the transactions contemplated hereby (including, without limitation, the Acquisition), and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial projections and budgets concerning the Company or the Acquisition that have been made or prepared by or on behalf of the Company or any of its representatives or advisors and that have been made available to the Purchasers (including, without limitation, in connection with the Acquisition) have been prepared in good faith based upon assumptions believed by the Company to be reasonable. Since December 31, 2011 there has been no change in the financial condition, operations, business, properties or prospects of the Credit Parties, the MDA Pledgors or any of their respective Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4 Organization; Power and Authority.

(a) Schedule 5.4 contains complete and correct lists (i) of the Company’s Subsidiaries (which schedule shows such Subsidiaries both immediately before and after the Acquisition), showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary (and specifying the owner thereof), the status thereof (whether such Subsidiary is a Designated Subsidiary, a Non-Recourse Subsidiary, an Operating Subsidiary, a Proxy Subsidiary, a Special Subsidiary, etc.) (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company or another Subsidiary as set forth in Schedule 5.4 have been validly issued, are fully paid and nonassessable and are owned by the Company or such other Subsidiary, as the case may be, free and clear of any Lien other than Permitted Liens.

(c) Each Operating Subsidiary (other than the Credit Parties and the MDA Pledgors) is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact business it transacts and proposes to transact.

(d) No Operating Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the 2012 Credit Agreement, the 2012 LC Facility, the Prudential Note Agreement and any agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5 Financial Statements.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the Consolidated financial condition of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the Consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with IFRS consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents. No event has occurred since December 31, 2011 which has had or could reasonably be expected to have a Material Adverse Effect.

5.6 Compliance with Laws; Other Instruments, Etc.

The execution, delivery and performance by each Credit Party and MDA Pledgor of the Transaction Documents and the Acquisition Documents to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Credit Party or MDA Pledgor or any of their respective Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or bylaws, or any other agreement or instrument to which any Credit Party or MDA Pledgor or any of their respective Subsidiaries is bound or by which any Credit Party or MDA Pledgor or any of their respective Subsidiaries or any of their respective properties may be bound or affected, subject to the receipt of the consents listed on Schedule 5.6, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Credit Party or MDA Pledgor or any of their respective Subsidiaries, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Credit Party or MDA Pledgor or any of their respective Subsidiaries.

5.7 Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Credit Party or MDA Pledgor of this Agreement, the Notes, the other Transaction Documents and the Acquisition Documents to which such Person is a party, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under this Agreement, the Notes, the other Transaction Documents or the Acquisition Documents and the payment of such Dollars to Persons resident in the United States of America other than (i) those that have already been obtained or are listed on Schedule 5.7, and (ii) those the failure to obtain of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in any state or federal court located in the State of New York of this Agreement or the Notes that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) To the knowledge of the Company after diligent inquiry, there are no actions, suits, investigations or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Company after diligent inquiry, neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act, or any of the other laws and regulations referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9 Taxes.

The Company and its Subsidiaries have filed all material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with IFRS. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company, the other MDA Parties and the MDA Pledgors have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2006.

No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Canada or any political subdivision of Canada will be incurred by any Credit Party or MDA Pledgor or any holder of a Note as a result of the execution or delivery of this Agreement, the Notes or any other Transaction Document and no deduction or withholding in respect of Taxes imposed by or for the account of Canada or any political subdivision of Canada or, to the knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by any Credit Party or MDA Pledgor under this Agreement, the Notes or any other Transaction Document except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Canada or any political subdivision of Canada arising out of circumstances described in clause (a), (b) or (c) of Section 13.

5.10 Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), and each MDA Pledgor owns or has interests in all Collateral pledged by it, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11 Licenses, Permits, Etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12 Compliance with ERISA; Non-U.S. Plans.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that, together with any such excess for each of such other Plans, could reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than C$5,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans, or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that, in the case of the immediately preceding clauses (i) and (ii), are Material individually or in the aggregate.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Accounting Standards Codification 715-60 (formerly known as Financial Accounting Standards Board Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to and not exempt from the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

5.13 Private Offering.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than one (1) other Institutional Investor (as defined in clause (c) to the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to pay portion of the acquisition consideration for its acquisition of SS/L to be paid under, and in accordance with, the Acquisition Documents. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15 Existing Debt; Liens.

(a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt (excluding intercompany Debt) of the Company and its Subsidiaries in excess of

$10,000,000 as of October 31, 2012 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranties thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The aggregate amount of all Debt (excluding intercompany Debt) of the Company and its Subsidiaries that is not required to be set forth on Schedule 5.15 is less than $25,000,000.

(b) Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or any Subsidiary, except for financial covenants and limits in the 2012 Credit Agreement, the 2012 LC Facility, the Prudential Note Agreement or as specifically indicated in Schedule 5.15.

5.16 Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money

Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

5.17 Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18 Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge after diligent inquiry of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge after diligent inquiry of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) To the knowledge of the Company after diligent inquiry, neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) To the knowledge of the Company after diligent inquiry, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19 Ranking of Obligations.

All payment obligations of each Credit Party under the Transaction Documents to which it is a party will, upon issuance of the Notes, rank at least pari passu in right of payment with its other most senior indebtedness for borrowed money, other than payment obligations preferred by statute or by operation of law.

5.20 Expropriation.

None of the Collateral has been the subject of a Taking by any competent Governmental Authority that has resulted in an Material Adverse Effect or that would reasonably be expected to have a Material Adverse Effect, nor has any notice or proceeding in respect of any such Taking been given or commenced nor is the Company aware of any intent or proposal to give any such notice or to commence any such proceeding.

5.21 Collateral Documents.

Subject to the proviso of Section 4.3, the Collateral Documents create a valid first-priority Lien in and to the collateral provided for thereunder in favor of the Collateral Agent for the benefit of the Secured Parties, subject to no Liens except for Permitted Liens.

5.22 Hostile Tender Offers.

None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

6	REPRESENTATIONS OF THE PURCHASERS.

6.1 Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2 Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption

(“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM, and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM, and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7	INFORMATION AS TO THE COMPANY.

The Company covenants that from and after the date hereof and so long as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid:

7.1 Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — promptly after the same are available and in any event within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with IFRS applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — promptly after the same are available and in any event within 90 days after the end of each fiscal year of the Company, copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with IFRS, and accompanied by an opinion thereon of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with IFRS, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) Annual Budgets — promptly after the same are available and in any event within 60 days after the commencement of each fiscal year of the Company, (i) a Consolidated budget for the Company for such fiscal year, and (ii) a forecast for the Company (including income statement and summary balance sheet) covering a period ending not prior to the end of the three immediately succeeding fiscal years;

(d) Securities Exchange and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(e) Notice of Default, Event of Default, Material Adverse Effect or Other Material Event— promptly, and in any event within five days after a Responsible Officer becoming aware thereof, the Company will provide written notice executed by a Responsible Officer: (i) of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f); (ii) of any claim made against the Company under any letter of credit, letter of guarantee, surety bond or similar instrument in an amount exceeding $7,500,000 or the Equivalent Amount in any other currency; (iii) of any event or circumstance which has had or could result in a Material Adverse Effect (and such written notice in the case of clause (i) or clause (ii) shall specify the nature and period of existence of the applicable Default, Event of Default or event or circumstance and what action the Company is taking or proposes to take with respect thereto); and (iv) of receipt or termination of, or any change in, a Rating;

(f) Employee Benefit Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company, any Subsidiary or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(g) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h) Accounting Information – if required by the SVO, promptly after request by any holder of Notes, a summary explanation of the significant differences between IFRS and generally accepted accounting principles in the United States of America in respect of the financial statements and the notes thereto provided by the Company pursuant to Section 7.1, or a reconciliation of such financial statements and notes with generally accepted accounting principles in the United States of America; and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company, any other Credit Party or any MDA Pledgor to perform its obligations under the Transaction Documents as from time to time may be reasonably requested by any such holder of Notes, including information readily available to the Company explaining the Company’s Consolidated financial statements if such information has been requested by the SVO in order to assign or maintain a designation of any of the Notes.

7.2 Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 9.12, 10.1, 10.2, 10.3, 10.6 and 10.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, (i) the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence), and (ii) a reconciliation from IFRS, as reflected in the statements then being furnished, to the calculation of the covenants in Sections 9.12, 10.1, 10.2, 10.3, 10.6 and 10.9, after giving effect to the exclusion from IFRS of the effects of IAS 39 or any successor or similar provision (including Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) if U.S. GAAP is applicable) to the extent it relates to “fair value” accounting; and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company, the other Credit Parties and the MDA Pledgors shall have taken or propose to take with respect thereto.

7.3 Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, the other Credit Parties or the MDA Pledgors to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s, the other Credit Parties’ or the MDA Pledgors’ officers, and (with the consent of the Company, which consent will not be unreasonably withheld) the Company’s independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, the other Credit Parties or the MDA Pledgors and their respective Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, the other Credit Parties or the MDA Pledgors and any of their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent chartered accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

7.4 Limitation on Disclosure Obligations.

The Company shall not be required to disclose the following information pursuant to Section 7.1(d), 7.1(i) or 7.3:

(a) information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or

(b) information that, notwithstanding the confidentiality requirements of Section 21, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Company has been advised by counsel (including internal counsel) that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.

Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Company will provide such holder with a written opinion of counsel (which may be addressed to the Company, the other Credit Parties and/or the MDA Pledgors) relied upon as to any requested information that the applicable Credit Party(-ies) or MDA Pledgor(s), as the case may be, is prohibited from disclosing to such holder under circumstances described in this Section 7.4.

8	PREPAYMENT OF THE NOTES.

8.1 Required Prepayments.

(a) Scheduled Prepayments of Principal. Beginning on the eighth anniversary of the Closing Date and on each anniversary of the Closing Date thereafter to and including eleventh anniversary of the Closing Date, the Company will prepay $50,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.1(b), Section 8.2 or any partial purchase of Notes permitted pursuant to Section 8.5, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1(a) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

(b) Mandatory Prepayments Under Other Debt Agreements.

(i) Notice and Offer. Upon (i) any event or circumstance giving rise to a mandatory prepayment or right to receive mandatory prepayments under any credit agreement, loan agreement, note agreement or similar agreement that is subject to the Intercreditor Agreement, or (ii) any disposition of the Orbital Receivables (a “Mandatory Prepayment Event”), the Company will offer to prepay the Notes (the “Prepayment Offer”) and give written notice of such offer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of each Note held by such holder equal to the Ratable Portion applicable to such Note of the amount of net proceeds in respect of such Mandatory Prepayment Event on a date specified in such notice (the “Proposed Prepayment Date”) that is not less than 30 days and not more than 60 days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Proposed Prepayment Date. If the Proposed Prepayment Date shall not be specified in such notice, the Proposed Prepayment Date shall be the Business Day that falls on or next following the 40th day after the date of such notice.

(ii) Acceptance and Payment. To accept such Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than 10 days after the date of such written notice from the Company, provided that failure to accept such offer in writing within 10 days after the date of such written notice shall be deemed to constitute a rejection of the Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than the Ratable Portion applicable to such Note of the amount of net proceeds in respect of such Mandatory Prepayment Event) shall be due and payable on the Proposed Prepayment Date. Such offered prepayment shall be made at 100% of the Ratable Portion of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Proposed Prepayment Date, but, in any case, without any Make-Whole Amount.

(iii) Officer’s Certificate. Each Prepayment Offer pursuant to this Section 8.1(b) shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Proposed Prepayment Date, (ii) the net proceeds in respect of the applicable Mandatory Prepayment Event, (iii) that such offer is being made pursuant to Section 8.1(b) of this Agreement, (iv) the Ratable Portion of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (vi) the calculation of the Ratable Portion applicable to each Note of the amount of net proceeds in respect of such applicable Mandatory Prepayment Event and (vii) in reasonable detail, the nature of the event or circumstance giving rise to such Mandatory Prepayment Event.

(iv) Notice Concerning Status of Holders of Notes. Promptly after each Proposed Prepayment Date and the making of all prepayments contemplated on such Proposed Prepayment Date under this Section 8.1(b) (and, in any event, within 30 days thereafter), the Company shall deliver to each holder of Notes a certificate signed by a Senior Financial Officer of the Company containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes held by such holder at such time.

8.2 Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $10,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, or such lesser principal amount of the Notes as shall then be outstanding, at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of such Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3 Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.1(a) or Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called or accepted for prepayment (regardless of whether prepayment has in fact occurred).

8.4 Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and, in the case of prepayments pursuant to Section 8.2, the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5 Purchase of Notes.

The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes, or (ii) pursuant to a written offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the Required Holders accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6 Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note s is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service Screen which corresponds most closely to Page PX1 for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life of such Called Principal, and (2) the applicable U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9	AFFIRMATIVE COVENANTS

The Company covenants that from and after the date hereof and so long as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid:

9.1 Compliance with Law.

Without limiting Section 10.10, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA Patriot Act and

the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2 Insurance.

The Company will, and will cause each of its Designated Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. All policies of insurance referred to in this Section 9.2 shall show (as the case may be) the Collateral Agent as an additional named insured, shall provide that they shall not be cancelled, lapsed or materially altered without 30 days’ prior written notice to (as the case may be) the Collateral Agent, and shall contain such other endorsements as shall reasonably be requested by (as the case may be) the Collateral Agent. The Company will provide to the Collateral Agent, on request from time to time, certified copies of all such policies. The Company acknowledges and agrees that (i) the Collateral Agent shall have no obligation to verify any information or statement contained in the certificates or documents delivered to it pursuant to this Section 9.2 or any duty to effect or maintain any insurance, and (ii) the Collateral Agent shall not be responsible for any loss by reason of the failure to maintain or insufficiency of any insurance or by reason of the failure of any insurer to pay the full amount of any loss against which such insurer may have insured. The Company will pay punctually, or cause to be paid, all premiums payable for the insurance required by this Section 9.2.

9.3 Maintenance of Properties.

The Company will, and will cause each of its Designated Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or its Designated Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4 Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary, as applicable, on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor to the extent required in accordance with IFRS on the books of the Company or such Subsidiary, as applicable, or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5 Existence, Etc.

Subject to Section 10.3, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.3 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate or similar existence of each of its Designated Subsidiaries (unless merged into the Company or a Wholly Owned Subsidiary of the Company) and all rights and franchises of the Company and its Designated Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6 Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with IFRS and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7 Pari Passu Ranking.

The Company will ensure that its payment obligations under this Agreement, the Notes and the other Transaction Documents, and the payment obligations of each other Credit Party under the Multiparty Guaranty, in each case, will at all times rank at least pari passu with such Person’s obligations under all other Debt, present and future, except for obligations mandatorily preferred by applicable law.

9.8 Information Required by Rule 144A.

The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this Section 9.8, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

9.9 Additional Guarantors.

The Company shall cause each Person which becomes (a) a borrower, guarantor or other obligor under the Bank Credit Agreement or any other Material Debt Document, or (b) a Designated Subsidiary in accordance with Section 24 of this Agreement, as the case may be, concurrently therewith, (x) to duly execute and deliver to each holder of a Note an appropriate joinder to the Multiparty Guaranty, whereupon such Person thereupon will become a “Credit Party” for all purposes under this Agreement and the other Transaction Documents, (y) to duly execute and deliver (and, in the case of a Designated Subsidiary, cause its direct parent to duly pledge its equity interests, whereupon such direct person thereupon will become an “MDA Pledgor” for all purposes under this Agreement and the other Transaction Documents) to the Collateral Agent (with copies provided to each holder of a Note) such Collateral Documents (or appropriate joinders thereto) as the Collateral Agent, at the direction of the Requisite Secured Parties (as defined in the Intercreditor Agreement), shall reasonably require in order for such Designated Subsidiary (or its direct parent, in the case of the pledge of a Designated Subsidiary’s equity interests) to grant a security interest in, and grant, assign, mortgage and charge to and in favor of the Collateral Agent, for the benefit of the Secured Parties, a first (subject only to Permitted Liens that are senior by operation of law), fixed and specific mortgage and charge or other Lien in and on substantially all of the assets of such Designated Subsidiary (or its equity interests, as applicable), subject to the exceptions and exclusions set forth in Section 8.7 of the 2012 Credit Agreement as of the date hereof, in order to secure the Secured Obligations (as defined in the Intercreditor Agreement), as well as a joinder agreement to the Intercreditor Agreement, and (z) deliver to each holder of a Note such certificates, corporate or similar documents and opinions in connection therewith as the Required Holders may require.

9.10 Most Favored Lender.

The Company covenants and agrees that if at any time any Credit Document shall include any financial requirement or condition pertaining to the Company, any Credit Party and/or MDA Pledgor (however expressed and whether stated as a covenant, event of default or otherwise), which is not included in this Agreement or which is more restrictive than any comparable provision included in this Agreement (a “Most Favored Provision”), then (i) such Most Favored Provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully therein, mutatis mutandis, (ii) the Company shall promptly, and in any event within five (5) days of such Most Favored Provision becoming effective under any Credit Document, so advise each holder of Notes in writing, providing with such notice a copy of the applicable Credit Document(s), (iii) thereafter, (A) so long as no Default or Event of Default shall then exist under or in respect of such incorporated Most Favored Provision, then such Most Favored Provision shall automatically (without any action being taken by the Company or any holder of a Note) cease to be incorporated in this Agreement simultaneously with the termination of such Credit Document (in accordance with its terms and not in connection with a temporary waiver of rights thereunder) or (B) if a Default or Event of Default shall exist under or in respect of such incorporated Most Favored Provision on such termination date, then such Most Favored Provision shall continue in effect until such Default or Event of Default shall be cured or waived in accordance with the applicable provisions of this Agreement, and (iv) such Most Favored Provision shall automatically (without any further action being taken by the Company or any holder of a Note other than as set forth below) be further modified if such Most Favored

Provision is made more or less restrictive on the Company, any Credit Party and/or any MDA Pledgor, as the case may be, by way of a permanent written amendment or modification of such Credit Document (and not by temporary waiver of rights thereunder); provided that (1) to the extent any consideration is paid or given to any lender or other creditor under any Credit Document in connection with any amendment or modification of any Most Favored Provision, the Company shall pay or provide each holder of Notes equivalent consideration, determined based upon the respective amounts of credit provided under this Agreement and the Credit Document and on a pro rata basis, and (2) in no event shall any modification of any such Most Favored Provision have the effect of making any change to any covenant or other provision operative under this Agreement (other than as a result of the incorporation therein pursuant to this Section 9.10). As used herein, the term “Credit Document” shall mean any agreement, instrument or other document governing, creating or evidencing any Debt of the Company, any Credit Party and/or any MDA Pledgor, but excluding (1) Debt owed by an MDA Party to another MDA Party and (2) Debt owed to a Governmental Authority. Without limiting the provisions of Section 11(c) hereof, any default under any provision incorporated herein pursuant to this Section 9.10 shall constitute an Event of Default under Section 11(c) hereof.

9.11 Share Ownership.

The Company will maintain its ownership (direct or indirect) of all of the outstanding shares of capital stock or other equity interests of each Designated Subsidiary (including, without limitation, SS/L, MDA Holdings, Land LLC and each intervening Subsidiary between the Company and each of SS/L, MDA Holdings and Land LLC); provided that, for greater certainty, none of the foregoing portions of this Section 9.11 shall preclude the removal of a Subsidiary as a Designated Subsidiary in accordance with Section 24 and the subsequent disposition of all or any portion of the shares or other equity interests of such Subsidiary.

9.12 Designation of Designated Subsidiaries.

Within 45 days after the end of any fiscal quarter where EBITDA (calculated only with respect to the MDA Parties), as at the end of such fiscal quarter on the basis of the four fiscal quarters then ended, comprises less than 85% of EBITDA (excluding, for greater certainty, Non-Recourse Subsidiaries) (provided that, for this purpose, the EBITDA of an MDA Party shall be reduced by the portion thereof attributable (determined on a basis satisfactory to the Required Holders, acting reasonably) to assets which are subject to a Permitted Lien of the nature described in item (o) or (p) thereof in priority to the Lien of the Collateral Documents) then the Company shall designate as Designated Subsidiaries pursuant to Section 24(a) such one or more additional Subsidiaries as would have been sufficient to achieve compliance with the foregoing 85% threshold had such Subsidiaries been Designated Subsidiaries throughout the relevant period(s).

9.13 Takings and Other Transactions.

The Company will, and will cause each other Credit Party or MDA Pledgor, to give prompt notice to the Collateral Agent should the Collateral or any part thereof be taken by reason of any Taking or should it receive any notice or other information regarding such proceedings.

9.14 Material Contracts.

The Company will, and will cause each Designated Subsidiary to, comply with, and diligently enforce, all material obligations under material contracts, save where failure to do so neither has, nor would reasonably be expected to have, a Material Adverse Effect, and without limiting the generality of the foregoing will use reasonable commercial efforts to cure any matter referred to in a notice given under Section 7.1.

9.15 Acquisitions.

The Company will provide 15 Business Days’ prior written notice to the holders of the Notes of any proposed acquisition or investment in a person (other than an MDA Party) by the Company or any Subsidiary for a purchase price or investment in excess of $100 million, together with (i) a summary of the material terms and conditions of the acquisition or investment and (ii) such other information as any holder of Notes shall reasonably request.

9.16 Title.

Except for dispositions permitted hereby, the Company will, and will cause each other Credit Party and MDA Pledgor to, maintain and, as soon as reasonably practicable, defend and take all action necessary or advisable at any time and from time to time to maintain and defend its right, title and interest in and to all Collateral and the priority and enforceability of the Collateral Documents and the Liens of such Collateral Documents.

9.17 Merger, etc.

In the event that any MDA Party or MDA Pledgor shall merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other Person, the Company shall:

(a) cause the successor entity to expressly assume on terms and conditions as to legal effect satisfactory to the holders of Notes the obligations of such MDA Party or MDA Pledgor under all Transactions Documents to which such MDA Party or MDA Pledgor is a party;

(b) deliver to the holders of Notes a certificate of a Senior Officer stating that such transaction complies herewith and that, after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(c) deliver to the holders of Notes an opinion of counsel, in form and substance satisfactory to such holders, stating that such transaction complies herewith; and

(d) deliver to the holders of Notes, as applicable and requested by the Required Holders, the various documents contemplated by Section 4.2.

9.18 Info Systems.

The Company shall use reasonable efforts to ensure that balances in the bank accounts of MDA Information Systems, LLC (net of reasonable working capital requirements) shall be transferred on a monthly basis to (at the Company’s discretion):

(a) bank accounts of MDA Parties held in Canada;

(b) DACA Accounts; and/or

(c) other bank accounts of Designated Subsidiaries in the United States if after such transfer the Company shall remain in compliance with Section 10.15.

9.19 Post-Closing Covenant.

The Company shall: (i) within 30 days after the Closing Date, deliver to the holders of the Notes a copy of a certificate of insurance from an independent insurance broker, dated as of a recent date prior to the time of delivery thereof, identifying insurers, types of insurance, insurance limits and policy terms, and such other evidence as the Required Holders may reasonably require otherwise confirming that insurance has been obtained in accordance with the provisions of this Agreement and the other Transaction Documents; (ii) concurrent with such time as LuxCo executes and delivers Collateral Documents pursuant to the requirements of the proviso of Section 4.3, (a) cause LuxCo to execute and deliver to the holders of the Notes an appropriate joinder to the Multiparty Guaranty and (b) cause Deloitte LLP, special Luxembourg counsel for LuxCo, to deliver to the holders of the Notes a favorable opinion reasonably satisfactory to the Required Holders, and covering substantially similar opinions in substantially similar scope as the opinions rendered on the Closing Date with respect to the Guarantors as of the Closing Date; and (iii) concurrent with such time as MDA Information Systems LLC executes and delivers Collateral Documents pursuant to the requirements of the proviso of Section 4.3, (x) cause MDA Information Systems LLC to execute and deliver to the holders of the Notes an appropriate joinder to the Multiparty Guaranty and (y) cause each of Farris, Vaughan, Wills & Murphy LLP and Perkins Coie LLP, special counsel for MDA Information Systems LLC, to deliver to the holders of the Notes a favorable opinion reasonably satisfactory to the Required Holders, and covering substantially similar opinions in substantially similar scope as the opinions rendered on the Closing Date with respect to the Guarantors as of the Closing Date.

9.20 Further Assurances.

The Company will, and will cause each other Credit Party and each MDA Pledgor to, execute and acknowledge (or cause to be executed or acknowledged) and deliver to the holders of Notes and/or the Collateral Agent, as the case may be, all documents, and take all actions that may be requested by the Required Holders or the Collateral Agent, as the case may be, to confirm the rights created or now or hereafter intended to be created under the Transaction Documents (including the Collateral Documents), or otherwise to carry out the purposes of the Transaction Documents (including the Collateral Documents) and the transactions contemplated thereunder.

10	NEGATIVE COVENANTS.

The Company covenants that from and after the date hereof and so long as any Notes remain outstanding or any amounts owing under the Transaction Documents remain unpaid, without the prior written consent of the Required Holders (or such requisite Person(s) as required under Section 18.1):

10.1 Debt.

The Designated Subsidiaries shall not incur or suffer to exist any Debt in excess of $25 million (or the Equivalent Amount in any other currency) for all such Designated Subsidiaries in the aggregate, but excluding (a) Debt owed to an MDA Party; (b) Debt secured by Permitted Liens; (c) Subordinated Debt; (d) guaranties of Debt subject to the terms of the Intercreditor Agreement; and (e) Debt owed to a government that is a member of the OECD, or any agency of such government, where the obligations of the relevant Designated Subsidiary can be satisfied, at the option of the Company or such Designated Subsidiary, by delivering common shares of the Company in accordance with the agreement governing such Debt (whether such common shares are received by the holder of such Debt as payment or are sold under such agreement to provide cash for payment to the holder of such Debt); provided that the aggregate principal amount of such Debt shall not at any time exceed $15 million or the Equivalent Amount in other currencies.

10.2 Liens.

Neither it nor any other MDA Party nor (with respect only to Collateral) any MDA Pledgor will create, incur or otherwise permit to exist any Lien on any of its assets, other than Permitted Liens.

10.3 Merger, Etc.

None of the Company, MDA Holdings, Land LLC, or SS/L will merge, consolidate or amalgamate with or into, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of its assets to, any other Person.

10.4 Other Business.

Neither it nor any of its Designated Subsidiaries will enter into any new line of business, or terminate any existing business or material contract, where such action has or would reasonably be expected to have a Material Adverse Effect, unless, in the case of termination of an existing business or material contract, the Company considers (acting reasonably) that the continuance of such business or contract would be more adverse than termination.

10.5 Fiscal Year.

Neither it nor any of its Designated Subsidiaries will change its fiscal year.

10.6 Asset Disposition.

Neither it nor any Designated Subsidiary nor MDA Pledgor will directly or indirectly consummate any Asset Disposition other than any of the following:

(a) a Permitted Disposition;

(b) subject to Section 8.1(b), the disposition of a receivable under and in accordance with an Asset Securitization; provided that the aggregate amount of receivables subject to such agreement shall not at any time exceed (i) in the case of a disposition of Orbital Receivables, $400 million (or the Equivalent Amount in any other currency), or (ii) in all other cases, $20 million (or the Equivalent Amount in any other currency); provided further, that any disposition of the Orbital Receivables that does not constitute a true sale thereof shall have been approved by the Required Holders in writing;

(c) the disposition (whether by sale, arrangement, business combination or otherwise) of all of the shares in the capital or substantially all of the assets of MDA Information Systems, LLC on or before December 31, 2013; and

(d) subject to Section 8.1(b), other Asset Dispositions not covered by the foregoing, to the extent that the fair market value of the assets disposed of does not in the aggregate (i) in any one fiscal year exceed 5% of the Consolidated total assets of the Company as at the end of the most recently-completed fiscal year, or (ii) in the current fiscal year, together with the fair market value of all other Asset Dispositions in the three fiscal years immediately prior to the current fiscal year, exceed 15% of the Consolidated total assets of the Company as at the end of the most recently-completed fiscal year.

10.7 Non-Arms’ Length Transactions.

No MDA Party will enter into any transactions with parties with whom it does not deal at arms’ length except on competitive terms consistent with an arm’s-length transaction and current market conditions; provided that this provision shall not restrict (i) any intercompany transactions exclusively between MDA Parties permitted by Section 10.13, or (ii) the interest or other consideration payable under any intercompany transactions exclusively between any of the Company and the Wholly Owned Subsidiaries.

10.8 Restrictions on Distributions.

No MDA Party will enter into or be subject to any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Designated Subsidiary to pay dividends on or other distributions with respect to its shares or other equity interest or to make or repay loans or advances to any MDA Party, except for:

(a) restrictions and conditions imposed by applicable law, a Transaction Document, the 2012 Credit Agreement, the 2012 LC Facility, the Prudential Note Agreement or any promissory note, guaranty or other instrument or agreement executed and delivered by or on behalf of any MDA Party related to the foregoing;

(b) restrictions and conditions contained in an agreement providing for the disposition of a Subsidiary of an MDA Party, which restrictions and conditions only apply pending the completion of such disposition and only apply to such Subsidiary;

(c) limitations on the distribution of assets in a joint venture or similar agreement entered into in the ordinary course of business;

(d) restrictions and limitations set forth in the Parent Loan and the LuxCo Loan, so long as such restrictions and limitations are not adverse to the interest of the holders of the Notes.

For certainty, the execution, delivery and performance by an MDA Party of a Proxy Agreement in the form required by the relevant Governmental Authority shall not constitute an agreement or arrangement contemplated by this Section 10.8.

10.9 Financial Covenants.

The Company covenants that it will not permit:

(a) the ratio of Consolidated Debt to EBITDA to exceed 3.50:1.00; or

(b) the ratio of Adjusted EBITDA to LTM Fixed Charges to be less than (i) 1.50:1.00 from December 31, 2012 through December 31, 2013 , and (ii) 1.75:1.00 thereafter;

in each case calculated as at the end of each fiscal quarter on the basis of the four fiscal quarters then ended; or

(c) Equity to fall below the sum of (i) C$185 million, (ii) 50% of positive Consolidated net income of the Company for each fiscal quarter from and including the fiscal quarter ending September 30, 2011, and (iii) 100% of the proceeds (net of customary transaction costs) from the treasury issue of equity securities by the Company, in each case calculated as at the end of each fiscal quarter on the basis of the fiscal quarter then ended; or

(d) the ratio of (i) Consolidated Debt to (ii) the sum of Consolidated Debt plus Equity to exceed 0.50:1.00 on June 30, 2014 or at any time thereafter (provided that this clause (d) shall no longer have any force or effect after the notes under the Prudential Note Agreement have been paid in full and cancelled);

provided that the ratio set forth in paragraph (a) shall be permitted to exceed 3.50:1.00 but shall be equal to or less than 4.00:1.00 for the two consecutive fiscal quarters (the “relief period”) immediately following any period of two consecutive fiscal quarters (the “purchase period”) in which one or more acquisitions or investments, as the case may be, by the Company or a Subsidiary (but excluding any Non-Recourse Subsidiary) take place, which acquisitions or investments (including the Acquisition) have an aggregate value in excess of 50% of EBITDA for the period of four consecutive fiscal quarters ending with the purchase period (and for the purpose of which determination of 50% of EBITDA, EBITDA shall not be adjusted as set forth in paragraph (g) of the definition of EBITDA), the whole to the extent that such acquisition or investment is otherwise permitted hereunder and that no Default or Event of Default exists at such time.

Notwithstanding anything to the contrary in this Agreement, the financial covenants set forth in this Section 10.9 and the determination of the amount of Debt for purpose of Section 10.1 and the definition of the term “Permitted Liens” shall be calculated in each case to exclude the effects of IAS 39 (or any similar provision (including Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) if U.S. GAAP is applicable) now or hereafter in effect to the extent it relates to “fair value” accounting for liabilities.

10.10 Terrorism Sanctions Regulations.

The Company will not and will not permit any Affiliated Entity to (a) become an OFAC Listed Person or (b) have any investments in or engage in any dealings or transaction with any Blocked Person.

10.11 Distributions.

The Company will not make any Distribution (i) during the continuance of an Event of Default or if an Event of Default would exist immediately after giving effect to the making of such Distribution, or (ii) to the extent that the aggregate Distributions of the Company during the period comprising the four most recently completed fiscal quarters shall exceed 50% of Available Cash Flow for such period, provided that there shall be excluded from the calculation in item (ii) the Distribution of $500 million comprised in the substantial issuer bid made by the Company in October 2011.

10.12 Limitation Regarding Land Note.

Neither the Company nor any guarantor of the Land Note shall make any prepayment of principal or interest thereunder (excluding for greater certainty any scheduled repayment of principal thereunder).

10.13 LuxCo Loan and Parent Loan.

(a) The Company will not permit LuxCo to do any of the following:

(i) incur or suffer to exist any indebtedness of any nature whatsoever to any non-affiliated Person, except for liabilities for rent, utilities, Taxes and similar amounts incidental to the maintenance of its corporate existence and conduct of its permitted business;

(ii) change the nature of its business from an inter-corporate finance and licensing entity and holding vehicle;

(iii) incur or suffer to exist any indebtedness of any nature whatsoever to any affiliated entity other than the incurrence of the Parent Loan and other indebtedness to another MDA Party as part of its business contemplated by item (ii) above, and in respect of which indebtedness such other MDA Party shall provide such documents and other assurances as shall reasonably be required by the Collateral Agent in order that such indebtedness shall be effectively subject to a first-priority Lien in favor of the Collateral Agent, subject only to Permitted Liens;

(iv) make any investment of any nature, except for the following:

(A) the advancing of the LuxCo Loan and other loans to other MDA Parties as part of its business contemplated by clause (ii) above and in in respect of which other loans LuxCo shall provide such documents and other assurances as shall reasonably be required by the Collateral Agent in order that such other loans shall be effectively subject to a first-priority Lien in favor of the Collateral Agent, subject only to Permitted Liens;

(B) the existing advance of $40 million to MDA US Systems Holdings, Inc.;

(C) the acquisition of shares or other ownership interests in private entities controlled by the Company as part of its business contemplated by clause (ii) above; and

(D) the holding of cash balances in financial institutions of recognized international standing;

(v) sell, assign, grant an interest in or otherwise dispose of all or any portion of the LuxCo Loan (other than to an MDA Party on such terms and otherwise in such manner as shall, in the opinion of counsel to the holders of the Notes, preserve in all material respects the rights and remedies of the Collateral Agent and the Secured Parties under the Collateral Documents);

(vi) advance further monies to MDA Holdings or any other MDA Party after the date hereof other than on substantially the same terms and conditions as the terms and conditions of the LuxCo Loan together with such modifications as shall not in any material respect be prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors; or

(vii) agree to any modification of the LuxCo Loan or any loan to any other MDA Party that is in any material respect prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors.

(b) The Company will not:

(i) sell, assign, grant an interest in or otherwise dispose of all or any portion of the Parent Loan (other than to an MDA Party on such terms and otherwise in such manner as shall, in the opinion of counsel to the holders of Notes, preserve in all material respects the rights and remedies of the Collateral Agent and the Secured Parties under the Collateral Documents);

(ii) advance further monies to LuxCo after the date hereof other than on substantially the same terms and conditions as the terms and conditions of the Parent Loan, together with such modifications as shall not in any material respect be prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors; or

(iii) agree to any modification of the Parent Loan that is in any material respect prejudicial to the interests of the Collateral Agent or the Secured Parties in their capacity as secured creditors.

10.14 Certain Acquisitions.

(a) Neither the Company nor any subsidiary shall enter into any acquisition or investment in a person (other than an MDA Party) for a purchase price or investment in excess of $100 million but less than $500 million unless the following conditions shall have been fulfilled:

(i) such acquisition or investment shall be in a similar line of business as a business then carried on by the Company or its Designated Subsidiaries;

(ii) after giving effect to such acquisition or investment on a pro forma basis, the ratio of Consolidated Debt to EBITDA shall not exceed 2.50:1.00; and

(iii) both immediately prior to and after giving effect to such acquisition or investment, no Default or Event of Default shall have occurred and be continuing;

(b) Neither the Company nor any subsidiary shall enter into any acquisition or investment in a person (other than an MDA Party) for a purchase price or investment in excess of $500 million without the written approval of the Required Holders, which approval will not be unreasonably withheld.

10.15 Accounts.

The Company shall ensure that at no time shall the aggregate balance held in all bank accounts of the Designated Subsidiaries in the United States exceed $10 million, excluding: (a) DACA Accounts; and (b) any bank accounts held by MDA Information Systems, LLC.

11	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company default in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 4.3 (with respect to the proviso therein), Section 7.1(e) or Sections 9.5, 9.9, 9.10, 9.11, 9.12, 9.19, 10 or 24 or with the requirements set forth in the proviso of Section 25; or

(d) any Credit Party or MDA Pledgor or Subsidiary defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of any Credit Party or MDA Pledgor or by any officer of any Credit Party or MDA Pledgor, as the case may be, in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) any MDA Party or MDA Pledgor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding beyond any period of grace provided with respect thereto, or (ii) any MDA Party or MDA Pledgor is in default in the performance of or compliance with any term of any evidence of any Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) any MDA Party or MDA Pledgor is in default in the performance of or compliance with any term of any evidence of any Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, any MDA Party or MDA Pledgor has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment; provided that the aggregate amount of all Debt to which such a payment default shall occur and be continuing or such a failure or other event causing acceleration (or resale to any MDA Party or MDA Pledgor) shall occur and be continuing exceeds C$25,000,000 (or its equivalent in other currencies), but excluding Debt owed to any other MDA Party; or

(g) any MDA Party or MDA Pledgor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any MDA Party or MDA Pledgor, a custodian, receiver,

trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any MDA Party or MDA Pledgor, or any such petition shall be filed against any MDA Party or MDA Pledgor and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to any MDA Party or MDA Pledgor which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or (h); or

(j) all or any material part of the assets of an MDA Party or MDA Pledgor (it being acknowledged for the purposes of this section that shares in the capital of a Designated Subsidiary constitute a material part of the assets of an MDA Party or MDA Pledgor) are attached, executed, sequestered or distrained upon or become subject to any order of a court or other process and (i) such attachment, execution, sequestration, distraint, order or process relates to claims in the aggregate in excess of $25 million (or the Equivalent Amount in any other currency), and (ii) such MDA Party or MDA Pledgor shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, or deposit with the Collateral Agent cash collateral or other security satisfactory to the holders of the Notes in the amount of the claim, within 60 days from the date of entry thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent); or

(k) a final judgment or judgments for the payment of money aggregating in excess of C$25,000,000 (or its equivalent in the relevant currency of payment) after giving effect to any insurance which has been acknowledged in writing by the provider as being available are rendered against one or more of the MDA Parties and/or MDA Pledgors and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed C$25,000,000 (or its equivalent in other currencies), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; (vii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(m) (i) any of the Transaction Documents shall cease for any reason to be in full force and effect in any material respect (other than as a result of any actions or inactions on the part of any holder from time to time of a Note or the Collateral Agent) or any Credit Party or MDA Pledgor shall purport in writing to disavow its obligations thereunder, shall declare in writing that it does not have any further obligation thereunder or shall contest in writing the validity or enforceability thereof, or (ii) any Collateral Document shall cease for any reason (other than pursuant to the terms thereof) to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(n) a Change in Control shall occur.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12	REMEDIES ON DEFAULT, ETC.

12.1 Acceleration.

(a) If an Event of Default with respect to any MDA Party or MDA Pledgor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(c), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(c) If any other Event of Default has occurred and is continuing, the Required Holders at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3 Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4 No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any other

Transaction Document or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13	TAX INDEMNIFICATION.

All payments whatsoever under this Agreement, the Notes and the other Transaction Documents will be made by the Credit Parties free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Credit Parties under this Agreement, the Notes or any other Transaction Document, the Credit Parties will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement, the Notes or such other Transaction Document after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement, the Notes or such other Transaction Document before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for any Credit Party, after the date hereof, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement, the Notes or other Transaction Document are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing

Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 45 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c) any combination of clauses (a) and (b) above;

and provided further that in no event shall the Credit Parties be obligated to pay such additional amounts to any holder of a Note (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date hereof in excess of the amounts that the Credit Parties would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority (which in the case of a United Kingdom Inland Revenue Form FD13 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 45 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

On or before the date hereof, the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) then required to be filed in each relevant Taxing Jurisdiction pursuant to clause (b) of the first paragraph of this Section 13, if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

If any payment is made by the Credit Parties to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Credit Parties pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Credit Parties such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Credit Parties of any Tax in respect of any amounts paid under this Agreement, the Notes or other Transaction Document, a certified copy of the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid, together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If any Credit Party is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Credit Parties would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Credit Parties will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Credit Party) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Credit Parties make payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Credit Parties under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

14	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2 Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

14.3 Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15	PAYMENTS ON NOTES.

15.1 Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2 Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16	EXPENSES, ETC.

16.1 Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, any other Credit Party, any MDA Pledgor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and the other Transaction Documents, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

16.2 Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the other Transaction Documents (other than the Notes) or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes or other Transaction Documents, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.3 Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or the other Transaction Documents, and the termination of this Agreement.

17	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Credit Party or any MDA Pledgor pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of such Credit Party or MDA Pledgor under this Agreement or such other Transaction Document. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding among the Purchasers, the Credit Parties and the MDA Pledgor and supersede all prior agreements and understandings relating to the subject matter hereof.

18	AMENDMENT AND WAIVER.

18.1 Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 18 or 21.

18.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to Section 18.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

18.3 Binding Effect. Etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Credit Party or MDA Party, on the one hand, and the holder of any Note, on the other hand, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4 Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes or any other Transaction Document, or have directed the taking of any action provided herein, in the Notes or in any other Transaction Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Credit Party or MDA Pledgor or any of their respective Affiliates shall be deemed not to be outstanding.

19	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by electronic mail (e-mail), (b) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized international commercial delivery service (charges prepaid), or (c) by a recognized international commercial delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address (or telefacsimile number or e-mail address) specified for such communications in Schedule A, or at such other address (or telefacsimile number or e-mail address) as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address (or telefacsimile number or e-mail address) as such other holder shall have specified to the Company in writing, or

(iii) if to any Credit Party or MDA Pledgor, to such Credit Party or MDA Pledgor, as the case may be, care of the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

20	REPRODUCTION OF DOCUMENTS.

This Agreement, and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at or prior to the Closing Date (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser (other than through disclosure by the Company or any Subsidiary), except through a Person that has an obligation of confidentiality to the Company, and such Purchaser is aware of such obligation, or (d) constitutes financial statements delivered such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

22	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6 and shall contain such Affiliate’s address for communications hereunder in accordance with Section 19(i). Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23	MISCELLANEOUS.

23.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not.

23.2 Payments Due on Non-Business Days; Payment Currency.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

All payments on account of any Notes denominated in Dollars (including principal, interest and Make-Whole Amounts) shall be made in Dollars. The obligation of the Company or any other Credit Party to make payment on account of any Notes in the applicable currency specified in the preceding sentence shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than such applicable currency, except to the extent the holder of the applicable Note actually receives the full amount of the currency in which the underlying obligation is denominated. The obligation of the Company or any other Credit Party to make payment in any given currency as required by the first sentence of this paragraph shall be enforceable as an alternative or additional cause of action for the purpose of recovery in such currency, of the amount, if any, by which such actual receipt shall fall short of the full amount of such currency expressed to be payable in respect of any such obligation, and shall not be affected by judgment being obtained for any other sums due under the Notes, this Agreement or any other Transaction Document, as the case may be.

23.3 Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with IFRS. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with IFRS, and (ii) all financial statements shall be prepared in accordance with IFRS. Notwithstanding the foregoing, in respect of the Acquisition, the Company will in respect of its financial statements for the fiscal year of the Company in which the Acquisition occurs need to refer to U.S. GAAP, and will provide to each holder of Notes that is an Institutional Investor a reconciliation of such references to IFRS.

23.4 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.5 Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

23.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.7 Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such state.

23.8 Transaction References.

The Company agrees that each of New York Life Investment Management LLC and Metropolitan Life Insurance Company may (a) refer to its role in establishing this Agreement, as well as the identity of the Company, SS/L and the Acquisition and the maximum aggregate principal amount of the Notes and the date on which the Agreement was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium, and (b) display the corporate logo of the Company or SS/L in conjunction with any such reference.

23.9 Jurisdiction and Process; Waiver of Jury Trial.

(a) Each Credit Party and MDA Pledgor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Credit Party and

MDA Pledgor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Credit Party and MDA Pledgor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.9(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each Credit Party and MDA Pledgor consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 23.9(a) by mailing a copy thereof by registered or certified or priority mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 19 or at such other address of which such holder shall have been notified pursuant to said Section, or delivering a copy thereof to CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011, as its agent for the purpose of accepting service of any process in the United States. Each Credit Party and MDA Pledgor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 23.9 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Credit Party or MDA Pledgor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) Each Credit Party and MDA Pledgor organized in a jurisdiction outside of the United States or a territory thereof hereby irrevocably appoints CT Corporation System to receive for it, and on its behalf, service of process in the United States.

(f) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

24	DESIGNATION OF SUBSIDIARIES.

The Company may from time to time:

(a) designate or remove a Subsidiary as a Designated Subsidiary hereunder, on delivery to the Purchasers of:

(i) a written notice of such designation or removal; and

(ii) a certificate of a Senior Financial Officer of the Company (and such other evidence as the Required Holders shall reasonably request) to the effect that such designation or removal shall not cause a Default or Event of Default, which certificate shall confirm that, as at the end of the immediately preceding fiscal quarter, the threshold set forth in Section 9.12 and the negative covenants set forth in Sections 10.1 and 10.9 would have been satisfied on a pro forma basis having regard to such designation or removal; and

(b) designate or remove a Subsidiary as a Non-Recourse Subsidiary hereunder on delivery of the following to the Purchasers:

(i) a written notice of such designation or removal;

(ii) a certificate of a Senior Financial Officer of the Company (and such other evidence as the Required Holders shall reasonably request) to the effect that such designation or removal shall not cause a Default or Event of Default, which certificate shall confirm that, as at the end of the immediately preceding fiscal quarter, the threshold set forth in Section 9.12 and the negative covenant set forth in Section 10.9 would have been satisfied on a pro forma basis having regard to such designation or removal; and

(iii) in the case of a designation, a certificate from a Senior Financial Officer of the Company to the effect that such Subsidiary is a Non-Recourse Subsidiary and setting forth in reasonable detail the nature of the assets of such Subsidiary, the Debt of such Subsidiary and the recourse in respect thereof, together with such financial and other information as the Required Holders may reasonably request to confirm that such Subsidiary is a Non-Recourse Subsidiary.

Notwithstanding anything to the contrary in this Agreement, (a) no Subsidiary may be designated as a Designated Subsidiary if, after the date of this Agreement, such Subsidiary has been designated and thereafter removed as a Designated Subsidiary, and (b) no Subsidiary may be designated as a Non-Recourse Subsidiary if, after the date of this Agreement, such Subsidiary has been designated and thereafter removed as a Non-Recourse Subsidiary, (c) the Company will not permit any Subsidiary to be a “Designated Subsidiary” (or the equivalent thereof) under any of the Bank Credit Agreement, the Prudential Note Agreement or any other Material Debt Document without such entity also being a Designated Subsidiary hereunder, (d) the Company will not designate or remove any Subsidiary as “Non-Recourse Subsidiary” (or the equivalent thereof) under any of the Bank Credit Agreement, the Prudential Note Agreement or any other Material Debt Document without concurrently taking the same action to designate or remove such entity (as the case may be) as a Non-Recourse Subsidiary hereunder, and (e) at all times on and after the Closing Date, the Designated Subsidiaries shall include the following entities (or their successors, as the case may be): SS/L; MDA Holdings; Land LLC; LuxCo and each intervening Subsidiary between the Company and each of SS/L, MDA Holdings, Land LLC and LuxCo.

25	CLASSIFIED REORGANIZATION.

Notwithstanding any other provision hereof, the implementation of the Classified Reorganization will not constitute an Event of Default; provided that the Company shall provide not less than 60 days’ prior written notice of the Classified Reorganization, together with copies of all relevant documents (draft or otherwise) then available, and shall thereafter provide to the holders of the Notes: (i) copies of subsequent draft documents as and when the same become available, and (ii) from time to time such further and other information regarding the Classified Reorganization as the Required Holders shall reasonably request.

26	RELEASE OF COLLATERAL SECURITY.

(a) In the event that the Company receives a Rating of at least “Baa3” from Moody’s or “BBB-” from S&P for its unsecured Debt, then:

(i) the Company may by notice to the holders of the Notes, the other Secured Creditors and the Collateral Agent request that the Collateral Documents described in sections 8.1(b), (c), (d) and (e) of the 2012 Credit Agreement as of the date hereof be released, discharged and (as the case may be) returned to the relevant MDA Parties and MDA Pledgors;

(ii) following receipt of such request, the holders of the Notes shall, and shall direct the Collateral Agent to (as long as no Default or Event of Default shall have occurred and be continuing), at the Company’s expense, arrange for such release, discharge and return, so long as the same release shall concurrently occur under the Intercreditor Agreement, the Bank Credit Agreement, the Prudential Note Agreement and any other applicable Credit Documents (and the Company shall have delivered certified evidence of the same to the holders of the Notes and the Collateral Agreement). From and after such release, discharge and return, any reference in this agreement to such items of security;

(iii) provided that the foregoing conditions are satisfied, any requirement that such Collateral Document items be delivered in any circumstances and any reference herein to such Collateral Documents shall be disregarded;

(iv) provided that the foregoing conditions are satisfied, sections 8.3 to 8.7 of the 2012 Credit Agreement, inclusive, and section 9.13, in each case as in effect on the date hereof, shall be of no further force or effect; and

(v) the Company shall thereafter be under an obligation, and does hereby covenant to, maintain a Rating from either Moody’s or S&P;

provided, however (and for the avoidance of doubt), if the Company receives a Rating on its unsecured Debt from both Moody’s and S&P, then for purposes of this Section 26(a), the lower of the two Ratings shall apply to these provisions; provided, further, that to the extent any consideration is paid or given to any lender or other creditor under any of the Intercreditor Agreement, Bank Credit Agreement, the Prudential Note Agreement or any other applicable Credit Documents in connection with any such release discharge or return described above, the Company shall pay or provide each holder of Notes equivalent consideration, determined based upon the respective amounts of credit provided under this Agreement and such other credit document receiving such consideration, and on a pro rata basis.

(b) In the event that, following any release of security pursuant to Section 26(a), (x) the Company shall fail to maintain a Rating on its unsecured Debt of at least “Baa3” from Moody’s or “BBB-” from S&P (and, for the avoidance of doubt, if the Company receives a Rating on its unsecured Debt from both Moody’s and S&P, then the lower of the two Ratings shall apply for purpose of this clause (x)), or (y) the Company shall fail to maintain any Rating on its unsecured Debt from either of Moody’s or S&P, then:

(i) the Required Holders may by notice to the Company request that the items of security described in sections 8.1(b), (c), (d) and (e) of the 2012 Credit Agreement as of the date hereof be executed and delivered to a collateral agent for the benefit of the holders of the Notes pursuant to intercreditor arrangements satisfactory to the Required Holders by the relevant MDA Parties and MDA Pledgors;

(ii) within 90 days following receipt of such request, the Company will at its expense arrange for the Collateral Documents comprising such items of Collateral security to be executed and delivered to the Collateral Agent), and all registrations, filings or recordings necessary or desirable to preserve, protect or perfect the enforceability and priority of the Liens created by such Collateral Documents (subject only to Permitted Liens) to be completed (or arrangements satisfactory to the holders of the notes and the Collateral Agent for the foregoing shall have been made);

(iii) upon receipt of such request by the Company, all references in this agreement to such Collateral Documents and other items of Collateral security and all requirements that such Collateral Documents and other items of Collateral security be delivered in any circumstances, and all references herein to Collateral and Collateral Documents, shall be reinstated without the necessity of any further action;

(iv) upon receipt of such request by the Company, sections 8.3 to 8.7 of the 2012 Credit Agreement, inclusive, and section 9.13, as in effect as of the date hereof, shall be reinstated without the necessity of any further action; and

(v) upon receipt of such request by the Company, the Company shall be under no further obligation to maintain a Rating from either Moody’s or S&P.

27	INCORPORATION BY REFERENCE OF CERTAIN TERMS.

The Company irrevocably agrees to be bound by the provisions and obligations set forth in Section 1(g) of the Multiparty Guaranty, and makes the agreements, consents and appointments, as applicable, set forth in such Section as a Credit Party.

*    *    *    *    *

Very truly yours,

MACDONALD, DETTWILER AND ASSOCIATES LTD.

Per:	/s/ Anil Wirasekara

Per:	/s/ Gordon Thiessen

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

The foregoing is hereby agreed to as of the date thereof.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	New York Life Investment Management LLC, its Investment Manager

By:	/s/ Loyd T. Henderson
Name: Loyd T. Henderson
Title: Senior Director

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Loyd T. Henderson
Name: Loyd T. Henderson
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By:	New York Life Investment Management LLC, its Investment Manager

By:	/s/ Loyd T. Henderson
Name: Loyd T. Henderson
Title: Senior Director

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

GENERAL AMERICAN LIFE INSURANCE COMPANY

By:	Metropolitan Life Insurance Company, its Investment Manager

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

METLIFE ALICO LIFE INSURANCE K.K.

By:	MetLife Investment Advisors Company, LLC, its Investment Manager

By:	/s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

SCHEDULE A

PURCHASER SCHEDULE

(Attached)

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2012 Credit Agreement” means that certain 2012 Credit Agreement, dated as of the date hereof, among the Company, as borrower, Royal Bank of Canada, as administrative agent, and the Lenders (as therein defined), as it may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“2012 LC Facility” means the letter of credit facility made available to the Company, in a maximum aggregate face amount of up to $100 million (or the equivalent in other currencies), pursuant to an agreement of even date herewith entitled “Amended and Restated LC Facility Agreement (2012)”.

“Acquisition” means the non-hostile acquisition by the Company and MDA Holdings of (i) SS/L and (ii) certain real property assets historically owned by SS/L, in each case, pursuant to the Acquisition Documents.

“Acquisition Documents” means the Purchase Agreement, the Land Note and the other Transaction Documents (as defined in the Purchase Agreement).

“Adjusted EBITDA“ means, for the Company on a Consolidated basis and without duplication, EBITDA decreased by the sum of:

(a) maintenance capital expenditures actually made during such period, excluding any portion thereof financed by Debt (including by Capital Lease) and net of government grants in respect thereof;

(b) Mandatory Pension Payments during such period; and

(c) cash Taxes accrued and paid or payable during such period.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include (i) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or (ii) any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliated Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

Schedule B-1

“Agreement” means this Note Purchase Agreement, between the Company, on the one hand, and the Purchasers, on the other hand (together with all Exhibits and Schedules hereto), as it may be amended, restated, supplemented or otherwise modified from time to time.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of property or other assets by or on behalf of an MDA Party or MDA Pledgor (including any such sale, lease, transfer or other disposition by means of a merger, consolidation or similar transaction, but for greater certainty excluding a write-down of assets), and for great certainty including an Asset Securitization.

“Asset Securitization” means an Asset Disposition by or on behalf of a person at the election of such person involving receivables and/or other assets in the course of an asset securitization transaction and regardless of the form of asset securitization, and for the purposes of this Agreement shall include any disposition of accounts receivable.

“Available Cash Flow” means, for any period, in respect of the Company on a Consolidated basis and without duplication, EBITDA decreased by the sum of: (a) voluntary and scheduled principal repayments of Debt (but excluding (i) such payments to the extent they are financed with the proceeds of Debt or equity permitted hereunder, and (ii) voluntary repayments in connection with the Notes, the notes under the Prudential Note Agreement and the credit facilities under the 2012 Credit Agreement); (b) maintenance capital expenditures actually made during such period, excluding any portion thereof financed by Debt (including by a Capital Lease) and net of government grants in respect thereof; (c) scheduled payments in respect of Capital Leases paid during such period to the extent not included in (a) above; (d) Interest Expense accrued and paid or payable during such period; (e) cash Taxes accrued and paid or payable during such period; and (f) Mandatory Pension Payments during such period.

“Bank Credit Agreement” means (a) the 2012 Credit Agreement, (b) the 2012 LC Facility and (c) any other credit facility which constitutes a Material Debt Document of the MDA Parties.

“Bank Credit Documents” means the Bank Credit Agreement, any promissory notes issued thereunder, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party or MDA Pledgor related thereto.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Capital Lease” means, a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under IFRS, but excluding any operating leases required to be reclassified as capital leases in accordance with any changes to IFRS after the Closing Date.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof (that is, the amount in effect corresponding to the principal of such obligations), determined in accordance with IFRS.

Schedule B-2

“Change in Control” means the acquisition by any Person or a combination of Persons acting jointly or in concert of beneficial ownership of more than 50% of the shares, interests (partnership, joint venture or otherwise), participations or other equivalents (however designated) in the equity of the Company, whether now outstanding or issued after the date hereof, having ordinary voting power for the election of the directors of the Company (other than the creation of a holding company or similar transaction that does not involve a change in the beneficial ownership of the Company as a result of such transaction).

“Classified Reorganization” means the transfer by SS/L to a newly-formed corporate Subsidiary of certain assets with a book value of not more than $15 million as are required to be transferred to the newly-formed corporation in accordance with foreign ownership, control or influence mitigation or negation arrangements to be entered into between SS/L and the United States Department of Defense pursuant to the Foreign Ownership, Control or Influence Requirements in exchange for equity and/or intercompany indebtedness.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means the present and future assets and properties of the Credit Parties and the MDA Pledgors from time to time subject to, or intended by the terms of the Collateral Documents to be subject to, the Liens of the Collateral Documents.

“Collateral Agent” means Royal Bank of Canada in its capacity as collateral agent for the Secured Parties, together with its successors and assigned in such capacity.

“Collateral Documents” is defined in Section 4.2.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 21.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.

“Consolidated Debt” means, at the end of a fiscal quarter and as determined in accordance with IFRS on a Consolidated basis (but excluding all Debt of Non-Recourse Subsidiaries) for the Company, all Debt but specifically excluding:

(a) any Debt (up to an aggregate maximum of $50 million, without regard to any letter of credit delivered by the Company with the Land Note) in connection with letters of credit guaranteed or insured by Export Development Canada where such Debt is not yet due or owing and such letters of credit have been issued as assurance of performance or obligations (except other Debt) in the ordinary course of business;

Schedule B-3

(b) in the case of a Special Subsidiary, the entire portion of such Debt in excess of the relevant Special Subsidiary Percentage;

(c) Convertible Debentures;

(d) Debt owed to a government that is a member of the OECD, or any agency of such government, where the obligations of the Company or its relevant Subsidiary can be satisfied, at the option of the Company or such Subsidiary, by delivering common shares of the Company in accordance with the agreement governing such Debt (whether such common shares are received by the holder of such Debt as payment or are sold under such agreement to provide cash for payment to the holder of such Debt); provided that the aggregate principal amount of such Debt shall not at any time exceed $15 million or the Equivalent Amount in other currencies; and

(e) in the event that the Land Note Letter of Guarantee is guaranteed or insured by Export Development Canada, that portion of the Land Note Letter of Guarantee in excess of the principal amount of the Land Note.

provided that, for the purpose of calculating Consolidated Debt, Non-Recourse Debt shall be the lesser of:

(i) the fair market value of all property subject to a Lien securing such Non-Recourse Debt (as demonstrated to the Required Holders of the Notes’ reasonable satisfaction); and

(ii) the amount of the obligations comprising such Non-Recourse Debt.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Debentures” means any convertible subordination debentures or notes created, issued or assumed by the Company which have all of the following characteristics:

(a) an initial final maturity or due date in respect of repayment of principal extending beyond the final maturity date of the Notes in effect at the time such indebtedness is created, issued or assumed;

(b) no scheduled or mandatory payment or repurchase of principal thereunder (other than as a result of an acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of common shares of the Company as contemplated in paragraph (e) of this definition and other than on a change of control of the Company where a Change in Control also occurs) prior to the final maturity date of the Notes in effect at the time such indebtedness is created, issued or assumed;

Schedule B-4

(c) upon and during the continuance of a Default, an Event of Default or acceleration of any obligations under any Note or other Transaction Document which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes are subordinate and junior in right of payment to all such obligations under the Transaction Documents and no payments shall be made under such debentures or notes, and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d) upon distribution of the assets of the Company on any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or otherwise), all obligations under the Transaction Documents shall first be paid in full, or provision made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e) so long as no default has occurred in respect of such debentures or notes and provided the Company is in compliance with all applicable securities laws and such common shares are qualified for distribution as required and listed on the Toronto Stock Exchange or another national securities exchange, then any and all payments of interest and principal due and payable under such debentures or notes can be satisfied, at the option of the Company, by delivering common shares in accordance with the indenture or agreement governing such debentures or notes (whether such common shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes);

(f) the occurrence of a Default or Event of Default or the acceleration of any obligations under any Transaction Document, or the enforcement of the rights and remedies of the holder of any Note or the Collateral Agent under any Transaction Document, shall not by reason of specific reference to this Agreement (i) cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or any indenture governing same, or (ii) cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof (provided such debentures or notes may provide for a cross-acceleration where such cross-acceleration is by reference to a minimum principal amount of indebtedness); and

(g) the Company and any trustee under any indenture governing such debentures or notes shall enter into or have entered into an agreement with the holders of the Notes, inter alia, to confirm the right of the Collateral Agent and the holders of the Notes, as applicable, to rely upon and enforce such subordination, on terms and conditions satisfactory to the Required Holders, acting reasonably.

“Credit Documents” is defined in Section 9.10.

“Credit Parties” means the Company and the Guarantors.

Schedule B-5

“DACA Account” means a bank account held by a Designated Subsidiary in the United States, in respect of which account such Designated Subsidiary has provided to the Collateral Agent a deposit account control agreement perfecting the Lien of the Collateral Documents over such account in form and substance satisfactory to the Collateral Agent, acting reasonably.

“Debt” of any Person means (without duplication, all as calculated in accordance with IFRS, and whether with or without recourse):

(a) all indebtedness of such Person for borrowed money, including obligations with respect to bankers’ acceptances and Hedging Instruments (including, without limitation, the Land Note);

(b) all indebtedness of such Person for contingent reimbursement obligations with respect to Hedging Instruments, letters of credit, letters of guarantee and surety bonds; provided that Debt shall not include (i) unsecured surety bonds in respect of which at the relevant time no claim has been or may be made against the applicant, or (ii) cash-collateralized (but otherwise unsecured) surety bonds;

(c) all indebtedness of such Person for the deferred purchase price of property or services, other than

(i) trade indebtedness on commercially reasonable terms accounted for as accounts payable or deferred revenue,

(ii) commercially reasonable payment terms intended to reflect the commercial interests of contracting parties as opposed to the granting of credit,

each as incurred in the ordinary course of business, net of prepayments for the foregoing; and

(iii) contingent payments as consideration for the acquisition of or investment in any business (whether involving shares, assets or otherwise), where the condition of payment is tied directly to the performance of the relevant business and only for such period as such condition has not been met; provided that (A) any obligation for such contingent payment in excess of 20% of the aggregate purchase price for or investment in such business shall be considered to be Debt whether or not such condition has been met, and (B) to the extent that the aggregate of all such obligations for such contingent payments shall exceed $50 million, such excess shall be considered to be Debt;

(d) all indebtedness created or arising under any Purchase Money Mortgages (including indebtedness in respect of which the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of the purchased property, in which case the amount attributed to Debt shall be the lesser of such indebtedness and the fair market value of the property to which recourse is limited);

(e) all Capital Lease Obligations;

Schedule B-6

(f) the amount for which any shares or other equity interests in the capital of any such Person that is a corporation or other entity may be redeemed if the holders of such shares are entitled at such time to require such Person to redeem such shares or other equity interests, or if such Person is otherwise obligated at such time to redeem such shares or other equity interests, in each case whether on notice or otherwise (excluding any amounts so attributable to shares or other equity interests held by the Company or a Subsidiary of the Company); and

(g) the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (a) through (f) which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor against loss by means of an indemnity, security or bond (whether or not such Person has assumed or become liable for the payment of such Debt);

provided that an obligation or liability under a Hedging Instrument shall constitute Debt only to the extent that it comprises an actual payment obligation under such Hedging Instrument, calculated having regard to any applicable netting provisions of such Hedging Instrument; and provided further that, for greater certainty, only the greater of (i) the liability of the Company under the Land Note, and (ii) the liability of the Company under the Land Note Letter of Guarantee, will be counted in determining Debt.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes and (ii) 2% over the rate of interest publicly announced from time to time by JPMorgan Chase Bank in New York, New York (or its successor) as its “base” or “prime” rate.

“Designated Subsidiary” means each Subsidiary of the Company that may from time to time be designated as a Designated Subsidiary in accordance with Section 24(a). As of the Closing Date, the Designated Subsidiaries are those Subsidiaries of the Company identified as such in Schedule 5.4.

“Distribution” means each of the following payments and other actions set forth below:

(a) any dividend or any distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company’s shares or capital stock or any warrants, options or other rights to acquire any shares or capital stock made or granted to the holders thereof (including any payment to shareholders in connection with a merger or consolidation involving the Company);

(b) any purchase, repurchase, redemption, or other acquisition or retirement for value of the Company’s shares or capital stock or any warrants, options or other rights to acquire any such shares or capital stock);

Schedule B-7

(c) any principal payment on, or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any indebtedness of the Company to (i) a shareholder of the Company, or (ii) an affiliate of a Person described in item (i);

(d) any consulting, licensing, management or administration fee or charge or any similar fee or charge paid or payable to any affiliate of such Person (other than any payment made in the ordinary course of business in respect of goods or services provided on terms and conditions no less favorable to the payor than would apply in a similar transaction entered into with an arm’s-length party); and

(e) any loan to, or guarantee of the indebtedness of, or other financial assistance provided to, any of the directors, officers or shareholders of such Person or any of its or their respective affiliates, or any other person not dealing at arm’s length with such Person or any of such directors, officers, shareholders or affiliates.

provided that, for greater certainty, a Distribution shall for purposes of this agreement be considered to have taken place at the time of the relevant payment or other action described above and not at the time the same is authorized.

“Dollars”, “U.S. Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, for the Company on a Consolidated basis (but excluding:

(i) all Non-Recourse Subsidiaries;

(ii) all unusual or non-recurring non-cash items as disclosed in the Company’s Management Discussion and Analysis for regulatory reporting purposes; and

(iii) in the case of a Special Subsidiary, the entire portion of EBITDA attributable to such Special Subsidiary in excess of the relevant Special Subsidiary Percentage)

in respect of any period and as determined in accordance with IFRS, net income for such period plus the following to the extent deducted in determining net income:

(a) income tax expense;

(b) Interest Expense,

(c) depreciation and amortization;

(d) foreign exchange gains or losses to the extent they relate to timing differences as a result of an effective economic hedging relationship not qualifying for hedge accounting under IFRS; and

(e) all reserves, provisions or fair value losses established in such period to the extent that such reserves, provisions or fair value losses do not relate to

Schedule B-8

(i) a payment made, or which becomes payable, during such period; or

(ii) a payment which is payable within 365 days from the end of such period;

provided that:

(f) cash dividends received from Non-Recourse Subsidiaries shall be excluded from EBITDA to the extent that they would exceed 5% of EBITDA; and

(g) with respect to such calculation for a period of 12 months with respect to an entity (in this definition, the “subject entity”) acquired (or divested) during such 12 month period, such calculation shall include (or deduct) the EBITDA attributable to the subject entity during such 12 month period as if such Person were owned throughout such 12 month period (or disposed of immediately prior to such 12 month period).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity” means the shareholders’ equity of the Company determined on a Consolidated basis, less:

(a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date hereof in the book value of any asset owned by the Company or a Consolidated Subsidiary;

(b) the portion of such Consolidated shareholders’ equity attributable to any interest or investment in or Debt owed to it by Non-Recourse Subsidiaries;

(c) in the case of a Special Subsidiary, the entire portion of equity as shown on a balance sheet of such Special Subsidiary in excess of the relevant Special Subsidiary Percentage; and

(d) all other comprehensive income in accordance with IFRS including but not limited to foreign exchange gains resulting from the translation of the Company’s foreign operations, fair value gains on hedging instruments designated in qualifying hedging relationships, fair value gains on available-for-sale financial assets, and actuarial gains on defined benefit pension plans;

plus:

(e) on a cumulative basis, write-downs (to the extent that such write-downs are non-recurring, relate to compliance with accounting standards, and do not involve the outlay of cash); and

Schedule B-9

(f) all other comprehensive losses in accordance with IFRS including but not limited to foreign exchange losses resulting from the translation of the Company’s foreign operations, fair value losses on hedging instruments designated in qualifying hedging relationships, fair value losses on available-for-sale financial assets, and actuarial losses on defined benefit pension plans.

“Equivalent Amount” of a currency means, as at any date, the amount of that currency into which a specified amount of another currency can be converted, at:

(a) in the case of converting U.S. Dollar amounts to Canadian Dollar amounts, the U.S. Dollar Exchange Rate; and

(b) in the case of converting Euro amounts or Sterling amounts to Canadian Dollar amounts, the European Exchange Rate; (or if such rates are not available, such other rates as the Required Holders may determine acting reasonably).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or a Subsidiary under section 414 of the Code.

“European Exchange Rate” means, on a particular date, the rate at which Euros or Sterling may be converted into Canadian Dollars, at the Bank of Canada’s noon spot rate (or if such rate is not available, such other rate as the Required Holders may reasonably determine) on that date (or, if that date is not a Business Day, on the immediately preceding Business Day).

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Fixed Charges” means, without duplication, in respect of any period and as determined for the Company on a Consolidated basis in accordance with IFRS, the sum of (i) Interest Expense accrued and paid or payable during such period, (ii) mandatory amortization payments under the Credit Facilities (as defined in the 2012 Credit Agreement) accrued and paid or payable during such period, and (iii) mandatory amortization payments under any other Debt (including the Land Note) accrued and paid or payable during such period.

“Flow of Funds Memorandum” is defined in Section 4.2.

“Foreign Ownership, Control or Influence Requirements” means the requirements set forth in (i) the National Industrial Security Program Operating Manual, DoD 5220.22-M, issued by the United States Department of Defense on February 28, 2006, as amended, (ii) any similar or successor Laws or guidance issued by any agency or instrumentality of the United States Federal Government applicable to the Company or any of its subsidiaries in such person’s

Schedule B-10

capacity as a contractor to the United States Federal Government, and (iii) any foreign ownership, control or influence mitigation or negation arrangements to which the Company or any of its subsidiaries is subject (including any Proxy Agreement).

“Forms” is defined in Section 13.

“Governmental Authority” means the government of

(a) the United States of America or any state or other political subdivision thereof, or

(b) any other jurisdiction in which any of the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantors” means each signatory as of the Closing Date to the Multiparty Guaranty, together with any other Person which hereafter becomes a party to the Multiparty Guaranty pursuant to the requirements of Section 9.9.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Instrument” means:

(a) any interest rate or foreign exchange risk management agreement or product, including:

(i) interest rate or currency exchange or swap agreements;

(ii) futures contracts;

(iii) forward exchange, purchase or sale agreements; and

(iv) any other agreements to fix or hedge interest rates or foreign exchange rates; and

(b) any commodity price (including the price of securities) risk management agreement or product, including:

Schedule B-11

(i) commodity exchange or swap agreements;

(ii) futures contracts;

(iii) forward exchange, purchase or sale agreements; and

(iv) any other agreements to fix or hedge the price of commodities (including securities), including for greater certainty equity derivatives used for the purpose of hedging obligations under stock compensation plans and similar obligations.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any of the Notes, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“IFRS” means, in relation to any Person at any time, International Financial Reporting Standards as adopted in Canada applied on a basis consistent with the most recent audited financial statements of such Person and its Consolidated Subsidiaries (except for changes approved by the auditors of such Person).

“include” or “including” means, unless the context clearly requires otherwise, “including without limitation.”

“Institutional Investor” means (a) any Purchaser, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Expense” means, without duplication, in respect of any period and as determined on a Consolidated basis (but excluding all Non-Recourse Subsidiaries) for the Company in accordance with IFRS, the sum of:

(a) interest incurred during such period on Debt;

(b) the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the Consolidated income statement of the Company

Schedule B-12

for such period, including accrued and unpaid interest charges, and discounts and fees payable in respect of bankers acceptances and letters of credit, but for greater certainty excluding arrangement and underwriting fees; and

(c) payments made or required to be made during such period on account of the interest component (or portion thereof reasonably attributable to interest or other compensation for the extension of credit) of any payment under a Capital Lease;

(d) interest on uncertain tax positions;

(e) imputed interest;

(f) accretion interest on long term obligations

(g) forward points on Hedging Instruments; and

(h) any discount on the securitization of Orbital Receivables, whether or not treated as interest expense under IFRS;

less:

(a) any interest on Subordinated Debt that is paid or satisfied by the issue of equity securities or from the proceeds of further Subordinated Debt;

(b) any interest, costs or payments in connection with letters of credit guaranteed or insured by Export Development Canada; and

(c) in the case of a Special Subsidiary, the entire portion of Interest Expense attributable to such Special Subsidiary in excess of the relevant Special Subsidiary Percentage.

“Intercreditor Agreement” is defined in Section 4.2.

“Land LLC” means Space Systems/Loral Land, LLC, being the limited liability company established by SS/L to receive the real property to be acquired pursuant to section 2.1(c) of the Purchase Agreement;

“Land Note” means the unsecured installment note made by the Company in favor of the Loral in the principal amount of $101,000,000, substantially in the form annexed as Exhibit C to the Purchase Agreement.

“Land Note Letter of Guarantee” means the letter of guarantee (or letter of credit) in the face amount of $101 million issued under the Revolving Facility (as defined in the 2012 Credit Agreement) in favor of Loral in connection with the Land Note, substantially in the form annexed as Exhibit C to the Purchase Agreement.

“Lien” any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) or title retention, any right of set-off (arising

Schedule B-13

with respect to indebtedness for borrowed monies and otherwise than by operation of Law), and any deposit of moneys under any agreement or arrangement whereby such moneys may be withdrawn only upon fulfillment of any condition as to the discharge of any other indebtedness or other obligation to any creditor, or any right of or arrangement of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired.

“Loral” means Loral Space & Communications Inc., a Delaware corporation.

“LTM Fixed Charges” for any period means Fixed Charges for such period, adjusted in accordance with this definition whereby Interest Expense, as calculated as at the end of:

(a) the first fiscal quarter of the Company ended following the Closing Date, means Interest Expense for such fiscal quarter multiplied by four;

(b) the second fiscal quarter of the Company ended following the Closing Date, means Interest Expense for the most recently completed two consecutive fiscal quarters of the Company multiplied by two;

(c) the third fiscal quarter of the Company ended following the Closing Date, means Interest Expense for the most recently completed three consecutive fiscal quarters of the Company multiplied by four-thirds (4/3);

(d) the fourth fiscal quarter of the Company ended following the Closing Date, and for each fiscal quarter of the Company thereafter, means Interest Expense for the most recently completed four consecutive fiscal quarters of the Company;

and by adjusting the principal component of Fixed Charges in accordance with the following provisions:

(e) the repayment of the principal amount of the notes under the Prudential Note Agreement in 2017 shall be excluded;

(f) in respect of the first eight full fiscal quarters of the Company immediately following the Closing Date, the repayment of the principal of the term facility under the 2012 Credit Agreement shall be calculated on a pro forma basis whereby principal is repaid at a rate of 5% per annum; and

(g) in respect of the first four full fiscal quarters immediately following the Closing Date, the repayment of the principal of the Land Note shall be calculated on a pro forma basis whereby principal is repaid at a rate of 1/3 per annum.

“LuxCo” means MD Information Service (Luxembourg) S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg.

“LuxCo Loan” means the unsecured loan facilities made available to MDA Holdings by LuxCo in the aggregate principal amount of $440 million for the purpose of discharging MDA Holdings’ obligations under the Purchase Agreement.

Schedule B-14

“Make-Whole Amount” is defined in Section 8.6.

“Mandatory Pension Payments” means cash and cash equivalent contributions, premiums and other cash and cash equivalent payments required to be made by the Company on a Consolidated basis under the terms of (or in accordance with any laws applicable to) any (i) Plan, (ii) plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada (excluding the Canada Pension Plan or the Quebec Pension Plan), or (iii) similar plan or arrangement governed by the laws of any other jurisdiction.

“Mandatory Prepayment Event” is defined in Section 8.1(b).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means:

(a) any material adverse change in the assets, properties, operations or condition, financial or otherwise, of the MDA Parties taken as a whole; or

(b) any material impairment or reduction in the ability (financial or otherwise) of a Credit Party or MDA Pledgor to fulfill any covenant or obligation of (or applicable to) such Credit Party or MDA Pledgor to the holders of Notes or the Collateral Agent; or

(c) any material impairment of the remedies of the Collateral Agent or the Secured Parties under the Collateral Documents.

“Material Debt” means Debt having an aggregate outstanding principal amount, together with all unadvanced commitments with respect thereto, in excess of $20,000,000.

“Material Debt Document” means any credit agreement, loan agreement, note purchase agreement (other than this Agreement) or similar agreement under which the Company or any Designated Subsidiary has incurred or may incur any Material Debt, together with any and all promissory notes, guaranties and other instruments and documents related to any of the foregoing.

“MDA Holdings” means MDA Communications Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

“MDA Party” means any of the Company and a Designated Subsidiary, and “MDA Parties” means, collectively, the Company and all Designated Subsidiaries.

“MDA Pledgor” means each direct parent of a Designated Subsidiary that provides a pledge of equity interests of such Designated Subsidiary as part of the Collateral (including, without limitation, in accordance with Sections 9.9 or 24).

“Moody’s” means Moody’s Investors Service Inc. and its successors and assigns.

Schedule B-15

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in Section 4.2.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-Recourse Debt” means Debt:

(a) as to which no MDA Party:

(i) provides credit support or financial assistance of any nature whatsoever (including without limitation any undertaking, agreement or instrument which would constitute Debt); or

(ii) is liable (directly or indirectly, contingently or otherwise); and

(b) default with respect to which (including without limitation any rights which the holders thereof may have to take enforcement action) would not permit (upon notice, lapse of time or both) any holder of any other Debt of any MDA Party to declare a default on such other Debt or cause a payment thereof to be accelerated or payable prior to its stated maturity.

“Non-Recourse Subsidiary” means a Subsidiary of the Company which has been designated a Non-Recourse Subsidiary in accordance with Section 24(b), and which Subsidiary does not have outstanding any Debt other than Non-Recourse Debt and Debt to an MDA Party as permitted hereunder. As of the Closing Date, there are no Non-Recourse Subsidiaries.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“OECD” means the Organisation for Economic Co-operation and Development.

“OFAC Listed Person” is defined in Section 5.16.

“Officer’s Certificate” means, with respect to a Credit Party or MDA Pledgor, as the case may be, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

Schedule B-16

“Operating Subsidiary” means, at any time, a Subsidiary whose revenues for the most recently completed fiscal year of such Subsidiary were not less than $1,000,000, and whose assets at such time are not less than $1,000,000.

“Orbital Receivables” means satellite orbital incentive payments payable to an MDA Party under satellite purchase agreements and any other contingent payments related to satellite construction projects.

“Parent Loan” means the unsecured loan facility made available to LuxCo by the Company in the principal amount of $440 million for the purpose of enabling LuxCo to make the LuxCo Loan.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Disposition” means any of the following Asset Dispositions:

(a) an Asset Disposition to another MDA Party;

(b) the Classified Reorganization;

(c) dealings in the ordinary course of business;

(d) dealings in cash and securities which are not otherwise contrary to this agreement;

(e) a disposition at fair market value of assets (up to an aggregate amount of $10 million in each financial year of the Company) that are replaced within 180 days of disposition with assets of equal or greater value;

(f) a disposition at fair market value of an obsolete, unusable or redundant asset not required for the continued operation of its business;

(g) a disposition made in compliance with Section 9.17; and

(h) a disposition by an MDA Pledgor of any property that is not part of the Collateral.

“Permitted Liens” means, in respect of any Person at any time, any one or more of the following:

(a) Liens for taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens would not reasonably be expected to have a Material Adverse Effect;

(b) the Lien of any judgment or award not giving rise to an Event of Default with respect to which such Person shall in good faith be prosecuting an appeal or proceeding for review, and which contested Lien would not reasonably be expected to have a Material Adverse Effect;

Schedule B-17

(c) Liens or privileges imposed by law such as carriers, warehousemen’s, mechanics and materialmen’s Liens and privileges arising in the ordinary course of business not at the time due or delinquent or which are being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens or privileges would not reasonably be expected to have a Material Adverse Effect;

(d) undetermined or inchoate Liens incidental to current operations which have not at such time been filed;

(e) restrictions, easements, rights-of-way, servitudes or other similar rights in land or immoveable property (including easements, rights of way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of such Person, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights;

(f) the right reserved to or vested in any Governmental Authority, by the terms of any permit acquired by such Person or by any law, to terminate any such permit or to require annual or other payments as a condition to the continuance thereof;

(g) the encumbrance resulting from the pledge or deposit of cash, letters of credit or securities:

(i) in connection with any of the Liens referred to in paragraphs (a), (b) or (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

(ii) in connection with contracts, bids, tenders, leases or expropriation proceedings; or

(iii) to secure workers compensation, employment insurance or other social security benefits, pension or post-retirement benefits, liabilities to insurance carriers under insurance or self-insurance arrangements, surety or appeal bonds, performance bonds, costs of litigation when required by law and public and statutory obligations;

and any right or refund, set-off or charge-back available to any bank or other financial institution (including under any consolidated banking, mirrored account or similar arrangement);

(h) security given to a public utility or any other Governmental Authority when required by such utility or other Governmental Authority in connection with the operations of such Person in the ordinary course of its business and not securing Debt;

Schedule B-18

(i) the reservations, limitations, provisos and conditions, if any, expressed in any grants from the Crown or any similar authority, and statutory exceptions to title;

(j) title defects, irregularities or restrictions which are of a minor nature and in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person;

(k) any other Liens of a nature similar to those referred to in the foregoing paragraphs (a) to (j), inclusive, which do not secure Debt and do not have and would not reasonably be expected to have a Material Adverse Effect;

(l) Capital Leases and Purchase Money Mortgages securing or evidencing obligations not in excess of C$50 million (or the Equivalent Amount in any other currency) in the aggregate at any time, excluding the Liens referred to in paragraphs (t) and (u) below;

(m) Liens granted in the ordinary course of business on commercially reasonable terms as part of permits or arrangements under material contracts to secure the return of assets;

(n) Liens created pursuant to the Collateral Documents and/or in favor of the Collateral Agent for the benefit of the Secured Parties so long as such Liens are subject to the terms of the Intercreditor Agreement or an intercreditor agreement satisfactory to the Required Holders;

(o) Liens on property or the equity interests of a Person at the time that such Person becomes a Designated Subsidiary; provided, however, that the Lien may not extend to any other property or assets owned by such Designated Subsidiary; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such Person becoming a Designated Subsidiary; provided that, with respect to the property and shares of SS/L and Land LLC, a Lien shall only be considered to be permitted by this paragraph (o) if:

(i) such Lien is set forth in Schedule C hereto; or

(ii) such Lien is in an amount less than $1,000,000 (or the Equivalent Amount in any other currency), subject to an aggregate limit for all such Liens of $5,000,000 (or the Equivalent Amount in any other currency); or

(iii) the Company shall have deposited with the Collateral Agent cash collateral or other security satisfactory to the Collateral Agent and the Required Holders in the amount of the Lien within 30 days from the date that the Company is first aware of the existence thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent); or

(iv) such Lien shall have been released within such 30 day period;

Schedule B-19

(p) Liens on property or assets at the time an MDA Party acquires the property or assets, including any acquisition by means of an amalgamation, merger or consolidation with or into an MDA Party; provided, however, that the Lien may not extend to any other property or assets owned by such MDA Party; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such acquisition; provided, further, that, with respect to the property and shares of SS/L and Land LLC, a Lien shall only be considered to be permitted by this paragraph (p) if:

(i) such Lien is set forth in Schedule C hereto; or

(ii) such Lien is in an amount less than $1,000,000 (or the Equivalent Amount in any other currency), subject to an aggregate limit for all such Liens of $5,000,000 (or the Equivalent Amount in any other currency); or

(iii) the Company shall have deposited with the Collateral Agent cash collateral or other security satisfactory to the Collateral Agent and the Required Holders in the amount of the Lien within 30 days from the date that the Company is first aware of the existence thereof (which security may be comprised of cash collateral or other security deposited with or delivered to the Collateral Agent); or

(iv) such Lien shall have been released within such 30 day period;

(q) Liens to secure any refinancing, extension, renewal or replacement as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing paragraphs (o) and (p); provided that the amount secured thereby is not increased and the assets subject to such Liens are restricted to those previously made subject thereto;

(r) Liens encumbering property under construction arising from progress or partial payments made by a customer of such Person relating to such property;

(s) any interest or title of a lessor in the property subject to any lease; and Liens or rights of distress reserved in or exercisable under leases for payment of rent or other compliance with the terms of such lease;

(t) Liens in favor of customs and revenue authorities arising under applicable law to secure payment of customs or import duties in connection with the importation of goods, which customs or import duties are not overdue;

(u) a Lien over the assets comprised in the St. Anne facility granted to the Province of Quebec as security for a loan made by the Province to the Company (or an Affiliate) for the purposes of the development of such facility; provided that the aggregate principal amount secured thereby does not exceed C$9 million and the collateral does not extend beyond such assets;

(v) a Lien over the assets comprised in the Brampton facility granted to the Province of Ontario as security for a loan made by the Province to the Company (or an Affiliate) for the purposes of the development of such facility; provided that the aggregate principal amount secured thereby does not exceed C$12 million and the collateral does not extend beyond such assets;

Schedule B-20

(w) Liens on satellite assets and other work-in-progress related to a sale contract with a customer securing the obligations of an MDA Party under such sale contract;

(x) Liens on Orbital Receivables securing any indebtedness in respect of a sale or other disposition thereof permitted hereunder; and

(y) the Liens granted to Her Majesty the Queen in Right of Canada, Canadian Space Agency, over property located at St. Hubert, Quebec sold by the Canadian Space Agency to the Company on December 14, 2007 relating to project Radarsat-2.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Prepayment Offer” is defined in Section 8.1(b).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.1(b).

“Proxy Agreement” means an agreement among the U.S. Department of Defense (DoD), a Designated Subsidiary and its parents (including the Company), pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) DoD 5220.22M for the purpose of industrial security services, which requires the Designated Subsidiary to have a facility security clearance and requires the Designated Subsidiary to be effectively insulated from foreign ownership, control or influence.

“Proxy Subsidiary” means a Designed Subsidiary that has entered into a Proxy Agreement with the U.S. Department of Defense (DoD). As of the Closing Date, the only Proxy Subsidiary is MDA Information Systems, LLC.

“Prudential Note Agreement” means that certain Amended and Restated Note Agreement, dated as of the date hereof, by and among the Company, The Prudential Insurance Company of America and the other purchasers named therein, as may be amended, restated, supplemented or otherwise modified from time to time.

“Purchase Agreement” means that certain Purchase Agreement, dated as of June 26, 2012, by and among the Loral, SS/L, the Company and MDA Holdings, together with all schedules, exhibits and attachments thereto, as the same may be amended, restated, supplemented or otherwise modified through the Closing Date.

Schedule B-21

“Purchase Money Mortgage” means any Lien given (whether or not to the transferor), assumed or arising by operation of law to provide or secure or to provide the obligor with funds to pay the whole or any part of the consideration for the acquisition or costs of construction of property where:

(a) the principal amount of such Lien is not in excess of the cost to the obligor of the property encumbered thereby;

(b) such Lien was created prior to, at the time of or within 120 days after the acquisition, completion of construction or commencement of full operation of such property; and

(c) such Lien is secured only by the property being acquired by the obligor;

and includes the renewal, extension or refinancing of any such Lien and of the indebtedness represented thereby upon the same property provided that the indebtedness secured thereby and the security therefor are not increased thereby.

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means, in relation to any amount, with respect to any holder of Notes, a share of such amount determined by multiplying such amount by a fraction, the numerator of which shall be the aggregate unpaid principal amount of Notes held by such holder at the time outstanding, and the denominator of which shall be the sum of (a) the aggregate unpaid principal amount of the Notes at the time outstanding plus (b) the aggregate unpaid principal amount of the term loan at the time outstanding under the term loan facility of the 2012 Credit Agreement plus (c) the aggregate unpaid principal amount of the notes at the time outstanding under the Prudential Note Agreement.

“Rating” means a rating assigned to the senior unsecured debt of the Company by Moody’s and/or S&P.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holder or holders of 66 2/3% or more of the aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Credit Party, MDA Pledgor, any Subsidiary or any of their respective Affiliates).

Schedule B-22

“Responsible Officer” means any Senior Financial Officer and any other officer with responsibility for the administration of the relevant portion of this Agreement or any other Transaction Document.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies Inc. and its successors and assigns.

“Secured Obligations” has the meaning specified for such term in the Intercreditor Agreement.

“Secured Parties” has the meaning specified for such term in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the applicable Credit Party or MDA Pledgor.

“Special Subsidiary” means a Subsidiary of the Company that is neither a Non-Recourse Subsidiary nor a Wholly-Owned Subsidiary. As of the Closing Date, the Special Subsidiaries are those Subsidiaries of the Company identified as such in Schedule 5.4.

“Special Subsidiary Percentage” means, with respect to a specified Special Subsidiary, the percentage of the issued and outstanding shares of such Special Subsidiary held directly or indirectly by the Company.

“SS/L” means Space Systems/Loral, LLC, a Delaware limited liability company (formerly Space Systems/Loral, Inc., a Delaware corporation).

“SS/L Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 20, 2010, by and among SS/L, as borrower, the several banks and other financial institutions or entities from time to time party thereto, Credit Suisse Securities (USA) LLC, as documentation agent, ING Bank N.V., as syndication agent, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent.

“Subordinated Debt” means unsecured Debt which is provided to an MDA Party and is junior in right of payment of principal to the Notes and other obligations under the Transaction Documents, all of which Debt shall be subject to a subordination agreement on terms and conditions satisfactory to the holders of the Notes, acting reasonably; for greater certainty, (i) such subordination agreement shall contain restrictions on the ability of the subordinated creditor to accelerate the subordinated obligations (except as may be necessary to preserve or prove claims in bankruptcy or insolvency proceedings) and to initiate bankruptcy or insolvency proceedings, and (ii) Convertible Debentures that meet the preceding criteria may constitute Subordinated Debt.

Schedule B-23

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Taking” means the expropriation, condemnation or taking by eminent domain or similar authority, or by any proceeding or purchase in lieu or anticipation thereof, of any of the Collateral or any right, title or interest therein by any Governmental Authority.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13.

“Transaction Documents” means this Agreement, the Notes, the Multiparty Guaranty, the Intercreditor Agreement, the Collateral Documents and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party or MDA Pledgor related thereto.

“United States” and “U.S.” mean the United States of America.

“U.S. Dollar Exchange Rate” means, on a particular date, the rate at which U.S. Dollars may be converted into Canadian Dollars at the Bank of Canada’s noon spot rate (or if such rate is not available, such other rate as the Required Holders may reasonably determine) on that date (or, if that date is not a Business Day, on the immediately preceding Business Day).

“U.S. GAAP” means, in relation to any person at any time, those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof in effect at such time.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule B-24

“Wholly Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-25

SCHEDULE C

CERTAIN PERMITTED LIENS

Permitted Liens in respect of SS/L and Land LLC

Any “Permitted Liens” as defined in the Purchase Agreement as in effect on the Closing Day, but excluding all Liens granted in connection with the SS/L Credit Agreement.

Schedule C

SCHEDULE 4.2(c)

COLLATERAL DOCUMENTS

(Attached)

Schedule 4.2(c)-1

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP AND SUBSIDIARY STOCK

(Attached)

Schedule 5.4

SCHEDULE 5.5

FINANCIAL STATEMENTS

1.	Unaudited Consolidated income statement and balance sheets of SS/L for the fiscal years ended on December 31, 2009, 2010 and 2011.

2.	Unaudited Consolidated financial statements of SS/L for the six (6) month period ended on June 30, 2012.

3.	Audited Consolidated financial statements of the Company for the fiscal year ended December 31, 2011.

4.	Unaudited Consolidated financial statements of each of the Company and SS/L for the fiscal quarter ended June 30, 2012.

5.	Pro forma post-closing Consolidated balance sheet of the Company based on the audited Consolidated financial statements of the Company for the period ended on December 31, 2011 and adjusted, among other things, to give effect to the consummation of the Acquisition, the incurrence of the Debt under the Notes and the 2012 Credit Agreement.

Schedule 5.5

SCHEDULE 5.6

REQUIRED CONSENTS, ETC.

(Attached)

Schedule 5.6

SCHEDULE 5.7

GOVERNMENTAL AUTHORIZATIONS, ETC.

(Attached)

Schedule 5.7

SCHEDULE 5.15

EXISTING DEBT

(Attached)

Schedule 5.15

EXHIBIT 1

[FORM OF NOTE]

MACDONALD, DETTWILER AND ASSOCIATES LTD.

4.31% SENIOR SECURED NOTE DUE NOVEMBER 2, 2024

No. [ ]	[Date]
U.S. $[ ]	PPN: [ ]

FOR VALUE RECEIVED, the undersigned, MACDONALD, DETTWILER AND ASSOCIATES LTD., a corporation incorporated and existing under the Canada Business Corporations Act (the “Company”), hereby promises to pay to [                    ], or registered assigns (hereinafter called the “Holder”), the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on November 2, 2024 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.31% per annum from the date hereof, payable at the final maturity specified above and semiannually on the 2nd day of May and November in each year, commencing with the first such date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance, and on any overdue payment of interest and any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.31% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the address shown in the register maintained by the Company for such purpose or at such other place as the holder hereof shall have designated to the Company in writing.

This Note is one of a series of senior secured notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 2, 2012 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the Purchasers named therein, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Agreement and (ii) made the representation set forth in Section 6.2 of the Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of

Exhibit 1-1

transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

The Notes have been unconditionally guaranteed by certain of the Company’s Subsidiaries pursuant to the terms of the Multiparty Guaranty. The Notes are also secured by, and entitled to the benefits of, the Collateral Documents. Reference is made to the Collateral Documents and the Intercreditor Agreement for the terms and conditions governing the collateral security of the obligations of the Company hereunder.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Agreement.

If any amount or amounts, whether on account of interest, fees, bonus or additional consideration, become payable to or are received by the Holder pursuant to this Note which would exceed the maximum amount recoverable under applicable law on moneys advanced by the Holder:

(a) such amount or amounts so payable shall be reduced and are hereby limited to the maximum amount recoverable under applicable law;

(b) such amount or amounts so received by the Holder shall, at the Holder’s exclusive option, either be returned to the Company or be deemed to have been received by the Holder as a partial prepayment of this Note and shall be credited against principal payable hereunder in inverse order of maturity; and

(c) if paragraph (a) requires the reduction in an amount or amounts payable to the Holder, the Holder in its sole discretion shall determine which amount or amounts shall be reduced to ensure compliance with this paragraph.

[Signature Page Follows]

Exhibit 1-2

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

MACDONALD, DETTWILER AND ASSOCIATES LTD.

Per:

Per:

Exhibit 1-1

EXHIBIT 4.2(b)

[FORM OF MULTIPARTY GUARANTY]

(Attached)

Exhibit 4.2(b)-1

EXHIBIT 4.2(d)

[FORM OF INTERCREDITOR AGREEMENT]

(Attached)

Exhibit 4.2(j)(i)-1

EXHIBIT 4.2(j)(i)

[FORM OF OPINION OF SPECIAL CANADIAN COUNSEL

TO CREDIT PARTIES AND MDA PLEDGORS]

(Attached)

Exhibit 4.2(j)(i)-1

EXHIBIT 4.2(j)(ii)

[FORM OF OPINION OF SPECIAL U.S. COUNSEL

TO CREDIT PARTIES AND MDA PLEDGORS]

(Attached)

Exhibit 4.2(j)(ii)-1

EXHIBIT 4.2(j)(iii)

[FORM OF OPINION OF SPECIAL ONTARIO COUNSEL

TO CERTAIN CREDIT PARTIES]

(Attached)

Exhibit 4.2(j)(iv)-1